Exhibit 2.1

==========================================================================================================================================================================================================================================

AGREEMENT AND PLAN OF REORGANIZATION

BY AND BETWEEN

VIB CORP

AND

CENTRAL COAST BANCORP

Dated as of October 12, 2005

==========================================================================================================================================================================================================================================

TABLE OF CONTENTS

ARTICLE I. VIB`S ACQUISITION OF CCB	1

ARTICLE II. THE CLOSING AND THE CLOSING DATE	5

Section 2.01	Time and Place of the Closing Date and Effecte Time	5
Section 2.02	Actions to be Taken at the Closing by CCB	5
Section 2.03	Actions to be Taken at the Closing by VIB	7

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF CCB	9

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF VIB	29

ARTICLE V. COVENANTS OF CCB	32

ARTICLE VI. COVENANTS OF VIB	43

ARTICLE VII. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF CCB	47

ARTICLE VIII. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF VIB	49

ARTICLE IX. EXPENSES, TERMINATION AND ABANDONMENT	51

Section 9.01	Expenses	51
Section 9.02	Termination	52
Section 9.03	Liabilities and Remedies; Liquidated Damages	53

ARTICLE X. NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES	55

Section 10.01	Nonsurvival of Representations and Warranties	55

ARTICLE XI. CONFIDENTIAL INFORMATION	55

Section 11.01	Definition of Recipient, Disclosing Party, Representative and Person	55
Section 11.02	Definition of Subject Information	55
Section 11.03	Confidentiality	56
Section 11.04	Securities Law Concerns	56
Section 11.05	Return of Subject Information	56
Section 11.06	Specific Performance/Injunctive Relief	56

ARTICLE XII. MISCELLANEOUS	57

EXHIBITS

Exhibit "A"	-	Form of Agreement and Plan of Merger
Exhibit "B"	-	Opinion Matters of Counsel to CCB
Exhibit "C"	-	Forms of Estoppel Certificates
Exhibit "D"	-	Form of Voting Agreement and Irrevocable Proxy
Exhibit "E"	-	Form of Director Support Agreement
Exhibit "F"	-	Forms of Employment Agreements
Exhibit "G"	-	Form of Executive Support Agreement
Exhibit "H"	-	Forms of Consulting Agreements
Exhibit "I"	-	Forms of Consultant Support Agreements
Exhibit "J"	-	Forms of Settlement Agreements

CONFIDENTIAL SCHEDULES

Schedule 3.01(d)	--	Articles and Bylaws
Schedule 3.01(e)	--	Other Equity Investments
Schedule 3.03(a)	--	Options and Warrants
Schedule 3.04(a)	--	Compliance
Schedule 3.04(b)	--	Performance
Schedule 3.05(a)	--	Financial Statement Matters
Schedule 3.05(b)	--	Securitizations and Off-Balance Sheet Arrangements
Schedule 3.05(c)	--	Non-Audit Service Performed
Schedule 3.06	--	Undisclosed Liabilities
Schedule 3.07	--	Litigation
Schedule 3.08	--	Consents and Approvals
Schedule 3.09	--	Title to Assets
Schedule 3.10	--	Certain Changes or Events
Schedule 3.11	--	Leases, Contracts and Agreements
Schedule 3.12	--	Tax Matters
Schedule 3.13	--	Insurance Matters
Schedule 3.15	--	Proprietary Rights
Schedule 3.16	--	Transactions with Insiders
Schedule 3.17	--	Criticized Assets
Schedule 3.19	--	Environmental Compliance
Schedule 3.27	--	Labor Agreements
Schedule 3.28(a)	--	Employee Plans
Schedule 3.28(d)	--	Employee Plans Holding Securities and Providing Benefits After Termination
Schedule 3.28(g)	--	Employee Plan Changes or Events
Schedule 3.28(h)	--	Accelerated Payments
Schedule 3.28(i)	--	Nonqualified Deferred Compensation Plan
Schedule 3.28(j)	--	SERP
Schedule 3.31	--	Internal Controls
Schedule 3.37	--	Offices and ATMs
Schedule 3.38	--	Operating Losses
Schedule 3.39	--	Indemnification
Schedule 4.05	--	VIB Consents and Approvals
Schedule 4.10	--	Funding Guarantee
Schedule 5.08(c)	--	Loans to Directors
Schedule 5.21(a)	--	Persons to Sign Voting Agreement and Irrevocable Proxy
Schedule 5.21(b)	--	Persons to Sign Director Support Agreements
Schedule 5.23(a)	--	Persons to Sign Employment Agreements and Executive Support Agreements
Schedule 5.23(b)	--	Persons to Sign Consulting Agreements and Consultant Support Agreements
Schedule 5.24	--	Persons to Sign Settlement Agreements
Schedule 6.16	--	Severance Pay
Schedule 12.01(a)	--	VIB Brokers, Finders, Etc.
Schedule 12.01(b)	--	CCB Brokers, Finders, Etc.

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is made and entered into as of the 12th day of October, 2005, by and between VIB Corp, a California corporation with its principal offices in El Centro, California (“VIB”), and Central Coast Bancorp, a California corporation with its principal offices in Salinas, California (“CCB”), with reference to the following:

RECITALS

WHEREAS, CCB owns all of the stock of Community Bank of Central California, a California banking corporation (the “Bank”);

WHEREAS, VIB owns all of the stock of Rabobank, National Association, a national banking association (the “Rabo”);

WHEREAS, VIB desires to acquire all of the issued and outstanding shares of CCB’s voting common stock, no par value (the “CCB Stock”), in exchange for cash through the merger of a wholly-owned direct or indirect subsidiary of VIB (“Newco”) with and into CCB, with CCB surviving the merger (the “Merger”);

WHEREAS, VIB and CCB believe that the Merger, as provided for and subject to the terms and conditions set forth in this Agreement and all exhibits, schedules and supplements hereto, is in the best interests of VIB, CCB and their respective shareholders;

WHEREAS, VIB and CCB desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the execution and delivery of this Agreement and certain additional agreements related to the transactions contemplated hereby; and

WHEREAS, the respective boards of directors of VIB and CCB have approved this Agreement and the proposed transactions substantially on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, for and in consideration of the foregoing and of the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the conditions set forth below, VIB and CCB undertake, promise, covenant and agree with each other as follows:

AGREEMENT

ARTICLE I.

VIB’S ACQUISITION OF CCB

Section 1.01 Merger of Newco with and into CCB. Subject to the terms and conditions of this Agreement and an Agreement and Plan of Merger (the “Merger Agreement”) by and between Newco and CCB, the form of which is attached as Exhibit “A,” at the Effective Time (as defined in Section 2.01), VIB will cause Newco to merge with and into CCB according to Chapter 11 of the California Corporations Code (the “CCC”). CCB will be the surviving corporation in the Merger (the “Surviving Corporation”) and will continue its corporate existence under the CCC. At the Effective Time, the separate corporate existence of Newco will cease.

Section 1.02 Effects of the Merger. The Merger will have the effects set forth in Section 1107 of the CCC. The name of the Surviving Corporation will be “Central Coast Bancorp.” The existing offices and facilities of CCB immediately preceding the Effective Time will be the principal offices and facilities of the Surviving Corporation following the Effective Time.

Section 1.03 Articles of Incorporation and Bylaws. The Articles of Incorporation and Bylaws of CCB, as in effect immediately before the Effective Time, will be the Articles of Incorporation and Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

Section 1.04 Directors and Officers. The directors and officers, respectively, of Newco at the Effective Time will become the directors and officers of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Corporation or as otherwise provided by law.

Section 1.05 Effect on Capital Stock. At the Effective Time by virtue of this Agreement and without any further action on the part of VIB, CCB, Newco, or any holder of CCB Stock:

(a)

Each share of CCB Stock issued and outstanding immediately before the Effective Time (other than shares of CCB Stock that are (A) owned, directly or indirectly, by CCB, VIB or any of their Subsidiaries (except for Trust Account Shares and DPC Shares, as such terms are defined in Section 1.05(c)) or (B) held by holders of the CCB Stock who perfect their appraisal rights under Chapter 13 of the CCC (herein referred to as “Dissenting Shares”), will be converted into the right to receive $25.00 in cash (the “Per Share Consideration”). The aggregate amount of the Per Share Consideration to be paid to all holders of the CCB Stock is referred to herein as the “Merger Consideration.” All of the shares of CCB Stock converted into the Per Share Consideration will no longer be outstanding and will automatically be canceled and retired and will cease to exist as of the Effective Time, and each certificate (each, a “Certificate”) previously representing any such shares of CCB Stock will thereafter represent the right to receive the Per Share Consideration as set forth in this Section 1.05(a). Certificates previously representing shares of CCB Stock will be exchanged for the Per Share Consideration upon the surrender of such Certificates according to Section 1.06, without any interest thereon.

(b)

Dissenting Shares will not be converted as described in Section 1.05(a), but from and after the Effective Time will represent only the right to receive such value as may be determined under Chapter 13 of the CCC.

(c)

All shares of CCB Stock that are owned, directly or indirectly, by CCB or VIB or any of their Subsidiaries (other than (i) shares of CCB Stock held, directly or indirectly, in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by third parties (collectively, the “Trust Account Shares”) and (ii) shares of CCB Stock held in respect of a debt previously contracted (collectively, the “DPC Shares”) will be canceled and will cease to exist and no other consideration will be delivered in exchange therefore.

(d)	At the Effective Time, the stock transfer books of CCB will be closed, and no transfer of CCB Stock theretofore outstanding will thereafter be made.

(e)

Each share of common stock, no par value, of Newco, issued and outstanding immediately before the Effective Time will be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

Section 1.06 Exchange Procedures; Surrender of Certificates.

(a)	American Stock Transfer & Trust Company, New York, New York, or any other institution appointed by VIB and reasonably acceptable to CCB will act as the Paying Agent in the Merger (the “Paying Agent”).

(b)

As soon as practicable after the Effective Time, but not later than 5 business days thereafter, the Paying Agent will mail to each holder of record of one or more Certificates as of the Effective Time (as indicated on the shareholders’ list to be delivered to Paying Agent under Section 2.02(g), each a “CCB Shareholder”), a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Per Share Consideration into which the shares of CCB Stock represented by such Certificate or Certificates will have been converted under this Agreement and the Merger Agreement (the “Transmittal Materials”).

(i) Upon proper surrender of a Certificate for exchange and cancellation to the Paying Agent, together with such properly completed and executed Transmittal Materials, the holder of such Certificate will be entitled to receive from the Paying Agent in exchange therefore the Per Share Consideration, in the amount set forth in Section 1.05(a) and the Certificate so surrendered will forthwith be canceled. Promptly following receipt of the Transmittal Materials, the Paying Agent will forward the Per Share Consideration to each CCB Shareholder who has properly surrendered the Transmittal Materials to the Paying Agent. Until so surrendered, each Certificate will be deemed for all purposes, subject only to Chapter 13 of the CCC, to evidence solely the right to receive the Per Share Consideration from VIB as described in Section 1.05(a).

(ii) The holders of CCB Stock (the “Shareholders”) will be entitled to receive their Per Share Consideration only following receipt by the Paying Agent of properly completed Transmittal Materials. If the Transmittal Materials contain an error, are incomplete or are not accompanied by all appropriate Certificates, then the Paying Agent will notify such CCB Shareholder promptly of the need for further information.

(c)

If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the CCB Shareholder claiming such Certificate to be lost, stolen or destroyed and, if required by VIB in its sole discretion, the posting by such person of a bond in such amount as VIB may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Per Share Consideration deliverable in respect thereof under this Agreement.

(d)

Neither the Paying Agent nor any other party to this Agreement will be liable to any holder of any Certificates for any amount paid to a public official under any applicable abandoned property, escheat or similar laws.

(e)

VIB and the Paying Agent are entitled to rely upon the stock transfer books of CCB to establish the identity of those persons entitled to receive consideration specified in this Agreement, which books will be conclusive with respect thereto. If a dispute arises with respect to ownership of stock represented by any Certificate, VIB and the Paying Agent may deposit any consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

Section 1.07 Paying Agent.

(a)

Before the Closing Date, VIB will deposit in trust with the Paying Agent, amounts sufficient in the aggregate to provide all funds necessary for the Paying Agent to make payment of the Per Share Consideration to Shareholders under Section 1.05(a) hereof and payment of the Option Spread (as defined in Section 1.08) to the holders of vested and unvested CCB stock options under Section 1.08 hereof. VIB will deliver or will cause the Paying Agent to deliver to CCB written confirmation of this deposit, and this deposit is referred to as the “Payment Fund.”

(b)

Before the Effective Time, VIB and CCB will enter into an agreement (the “Payment Agreement”) with the Paying Agent. The Payment Agreement will provide, among other things, that (i) the Paying Agent will maintain the Payment Fund as a separate fund to be held for the benefit of the Shareholders, (ii) any portion of the Payment Fund that has not been paid to the Shareholders under Section 1.06 before the date that is 6 months after the Effective Time will be paid to VIB (which funds may be commingled with VIB’s general corporate funds), and any Shareholders who will not have theretofore complied with Section 1.06 will thereafter look only to VIB for payment of the Per Share Consideration to which they are entitled under this Agreement, (iii) the Payment Fund will not be used for any other purpose that is not provided for herein, (iv) the Paying Agent may invest, if so directed by VIB, the Payment Fund in obligations of the United States government or any agency or instrumentality thereof, in obligations that are guaranteed or insured by the United States government or any agency or instrumentality thereof or in deposits of any federally-insured depository institution having total deposits of $1 billion or more (any net profit resulting from, or interest or income produced by, such investments will be payable to VIB on demand), and (v) all expenses of the Paying Agent will be paid directly by VIB. Any income earned in the Payment Fund will be for the benefit of VIB, to the extent that it is not necessary to pay the Merger Consideration, and any losses to the Payment Fund will be borne by VIB.

Section 1.08 CCB Stock Options.

Prior to the Effective Time and in accordance with the provisions of CCB’s Stock Option Plans, each outstanding CCB stock option, whether vested or unvested immediately prior to the Effective Time, will be cancelled and terminated by CCB in exchange for the right to receive an amount of cash, without interest, equal to the number of shares of CCB Stock covered by such CCB stock option, multiplied by the Option Spread, less applicable Taxes (as defined in Section 3.12(k)) required to be withheld with respect to such payment (the “Option Consideration”). The “Option Spread” for a CCB stock option will be equal to $25.00 less the exercise price of the stock option

ARTICLE II.

THE CLOSING AND THE CLOSING DATE

Section 2.01 CCB Time and Place of the Closing Date and Effective Time.

(a)

On a date mutually agreeable to CCB and VIB after January 1, 2006, which is at least 10 days but not more than 31 days after the receipt of all necessary regulatory, corporate and other approvals and the expiration of any mandatory waiting periods (herein called the “Closing Date”), a meeting (the “Closing”) will take place, unless otherwise mutually agreeable to CCB and VIB. At the Closing, the parties to this Agreement will exchange certificates, opinions, letters and other documents in order to determine whether all of the conditions set forth in Articles VII and VIII of this Agreement have been satisfied or waived or whether any condition exists that would permit a party to this Agreement to terminate this Agreement. If none of the foregoing conditions then exists or if no party elects to exercise any right it may have to terminate this Agreement, then and thereupon the appropriate parties will execute such documents and instruments as may be necessary or appropriate in order to effect the transactions contemplated by this Agreement. The Merger will become effective at the time the Merger Agreement and officers’ certificates prescribed by Section 1103 of the CCC are duly filed with the California Secretary of State (the “California Secretary”), or at a later date or time as VIB and CCB agree and specify in the Merger Agreement (such time being referred to herein as the “Effective Time”). The parties will use their reasonable best efforts to cause the Effective Time to occur on the same date as the Closing Date.

(b)	The Closing will take place at the offices of VIB, 1498 Main Street, El Centro, California, on the Closing Date, or at such other place to which the parties may mutually agree.

Section 2.02 Actions to be Taken at the Closing by CCB. At the Closing, CCB will execute and acknowledge, or cause to be executed and acknowledged (as appropriate), and deliver to VIB such documents and certificates contemplated to be delivered by this Agreement or reasonably necessary to evidence the transactions contemplated by this Agreement, including the following (all of such actions constituting conditions precedent to VIB’s obligations to close hereunder):

(a)	True, correct and complete copies of the Articles of Incorporation of CCB and the Bank, including all amendments thereto, duly certified as of a recent date by the California Secretary.

(b)	Certificates of status, each dated as of a recent date, issued by the California Secretary, duly certifying as to the good legal standing of CCB and the Bank under the laws of the State of California.

(c)

A certificate, dated as of a recent date, issued by the California Department of Financial Institutions (the “CDFI”), duly certifying as to the organization of the Bank under the laws of the State of California and authorization to conduct commercial banking business within the State of California.

(d)	Certificates of good standing, each dated as of a recent date, issued by the California Franchise Tax Board, duly certifying as to the good standing of CCB and the Bank in the State of California.

(e)

A letter, dated as of a recent date, from the Federal Reserve Bank of San Francisco, to the effect that CCB is a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”).

(f)

A certificate, dated as of a recent date, issued by the Federal Deposit Insurance Corporation (the “FDIC”), duly certifying that the deposits of the Bank are insured by the FDIC under the Federal Deposit Insurance Act (the “FDIA”).

(g)

A certificate, dated as of the Closing Date, executed by the Corporate Secretary or other appropriate executive officer of CCB, in which that officer will certify: (i) the due adoption by the CCB’s Board of Directors of corporate resolutions attached to such certificate authorizing the execution and delivery of this Agreement and the other agreements and documents contemplated hereby, including the Merger Agreement, and the taking of all actions contemplated hereby and thereby; (ii) the due adoption and approval by the Shareholders of this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby, including the Merger, (iii) the incumbency and true signatures of those officers of CCB duly authorized to act on its behalf in connection with the transactions contemplated by this Agreement and to execute and deliver this Agreement and the Merger Agreement and other agreements and documents contemplated hereby and thereby and the taking of all actions contemplated hereby and thereby on behalf of CCB; (iv) that the copy of the Bylaws of CCB attached to such certificate is true and correct and such Bylaws have not been amended except as reflected in such copy; and (v) a true and correct copy of the list of the Shareholders as of the latest practicable date prior to the Closing Date.

(h)

A certificate, dated as of the Closing Date, executed by the Corporate Secretary or other appropriate executive officer of the Bank, in which that officer will certify: (i) the incumbency and true signatures of those officers of the Bank duly authorized to act on its behalf in connection with the transactions contemplated by this Agreement and to execute and deliver such agreements and documents contemplated hereby and the taking of all actions contemplated hereby on behalf of the Bank; and (ii) that the copy of the Bylaws of the Bank attached to such certificate is true and correct and such Bylaws have not been amended except as reflected in such copy.

(i)

A certificate, dated as of the Closing Date, executed by an executive officer of CCB in which CCB will certify, to the Knowledge of such executive officer, that CCB has satisfied the conditions set forth in Section 8.01, Section 8.02 and Section 8.08 of this Agreement.

(j)	An opinion of CCB's counsel, addressing each of the matters identified in Exhibit "B" attached hereto.

(k)

Lessor Estoppel Certificates, substantially in the form attached hereto as Exhibit “C-1” where the Bank is the lessee and substantially in the form attached hereto as Exhibit “C-2” where CCB is the lessee, relative to each of the Leased Properties identified in Section 3.11 and dated as of a date within one week of the Closing Date, accompanied by the requisite Lender’s Consents and Subordination, Nondisturbance and Attornment Agreements.

(l)

Duly executed lease assignments providing for: (i) the assignment to the Bank of all leases for Leased Properties, where CCB is the lessee, and thereafter, (ii) the assignment of all such leases to Rabo. The forms of assignments shall be reasonably satisfactory to VIB or its counsel.

(m)	Duly executed consent and approval providing for the assignment of the Trust under the CCB Nonqualified Deferred Compensation Plan, dated July 26, 1999, from CCB to Rabo.

(n)

All consents and approvals required to be obtained by CCB from third parties to complete the transactions contemplated by this Agreement, as specified on Confidential Schedule 3.08 (other than those specified on Confidential Schedule 4.05) without the imposition of any changes in terms or financial penalties.

(o)	All other documents required to be delivered to VIB by CCB under this Agreement, and all other documents, certificates and instruments as are reasonably requested by VIB or its counsel.

Section 2.03 Actions to be Taken at the Closing by VIB. At the Closing, VIB will execute and acknowledge, or cause to be executed and acknowledged (as appropriate), and deliver to, or cause to be delivered to, CCB such documents and certificates contemplated to be delivered by this Agreement or reasonably necessary to evidence the transactions contemplated by this Agreement, including the following (all of such actions constituting conditions precedent to CCB’s obligations to close hereunder):

(a)	True, correct and complete copies of the Articles of Incorporation of each of VIB and Newco, including all amendments thereto, duly certified as of a recent date by the California Secretary.

(b)

Certificates of status, each dated as of a recent date, issued by the California Secretary, duly certifying as to the good legal standing of each of VIB and Newco under the laws of the State of California.

(c)

Certificates of good standing, each dated as of a recent date, issued by the California Franchise Tax Board, duly certifying as to the good standing of each of VIB and Newco in the State of California.

(d)

A certificate, dated as of the Closing Date, executed by the Secretary or other appropriate executive officer of VIB in which that officer will certify: (i) the due adoption by VIB’s Board of Directors of corporate resolutions attached to such certificate authorizing the execution and delivery of this Agreement and the other agreements and documents contemplated hereby, including the Merger Agreement and the taking of all actions contemplated hereby and thereby; (ii) the incumbency and true signatures of those officers of VIB duly authorized to act on its behalf in connection with the transactions contemplated by this Agreement, the Merger Agreement and to execute and deliver this Agreement and other agreements and documents contemplated hereby and the taking of all actions contemplated hereby and thereby on behalf of VIB, and (iii) that the copy of the Bylaws of VIB attached to such certificate is true and correct and such Bylaws have not been amended except as reflected in such copy.

(e)

A certificate, dated as of the Closing Date, executed by the Secretary or other appropriate executive officer of Newco in which that officer will certify: (i) the due adoption by Newco’s Board of Directors of corporate resolutions attached to such certificate authorizing the execution and delivery of the Merger Agreement and the other agreements and documents contemplated thereby and by this Agreement and the taking of all actions contemplated thereby; (ii) the due adoption and approval by the shareholder of Newco of the Merger Agreement and the transactions contemplated thereby; (iii) the incumbency and true signatures of those officers of Newco duly authorized to act on its behalf in connection with the transactions contemplated by the Merger Agreement and this Agreement and to execute and deliver the Merger Agreement and other agreements and documents contemplated thereby and by this Agreement and the taking of all actions contemplated by the Merger Agreement and this Agreement on behalf of Newco; and (iv) that the copy of the Bylaws of Newco attached to such certificate is true and correct and such Bylaws have not been amended except as reflected in such copy.

(f)

A certificate, dated as of the Closing Date, executed by a duly authorized executive officer of VIB, in which VIB will certify, to the Knowledge of such executive officer, that VIB has satisfied the conditions set forth in Section 7.01 and Section 7.02 of this Agreement.

(g)	All consents and approvals required to be obtained by VIB from third parties to complete the transactions contemplated by this Agreement, as specified on Confidential Schedule 4.05.

(h)	A certificate, dated as of or before the Closing Date, executed by a duly authorized officer of the Paying Agent, certifying the deposit of funds as required by Section 1.07(a).

(i)	All other documents required to be delivered to CCB by VIB under this Agreement, and all other documents, certificates and instruments as are reasonably requested by CCB or its counsel.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF CCB

CCB hereby makes the representations and warranties set forth in this Article III to VIB.

Section 3.01 Organization and Qualification.

(a)

CCB is a corporation duly organized, validly existing and in good standing under the laws of the State of California. CCB is a bank holding company registered under the BHCA. CCB has all requisite corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets, including as now owned, leased or operated, and to enter into and carry out its obligations under this Agreement and the Merger Agreement. CCB does not own or control, directly or indirectly, any Subsidiary (as defined in Section 12.08(i)) nor any Affiliate (as defined in Section 12.08(a)) other than the Bank.

(b)

The Bank is a California banking corporation duly organized, validly existing and in good standing under all laws, rules, and regulations applicable to banking corporations organized under California law. The Bank is an insured bank as defined in the FDIA. The Bank has all requisite corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, and to own, lease and operate its properties and assets, including as now owned, leased or operated.

(c)

All of the issued and outstanding shares of capital stock of the Bank are owned by CCB free and clear of all liens, encumbrances, rights of first refusal, options or other restrictions of any nature whatsoever, and all such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights of any person. There are no options, warrants or rights outstanding to acquire any capital stock of the Bank, and no person or entity has any other right to purchase or acquire any unissued shares of stock of the Bank.

(d)	True and complete copies of the Articles of Incorporation and Bylaws of CCB and the Bank, as amended to date, are included in Confidential Schedule 3.01(d).

(e)

The nature of the business of CCB and the Bank does not require either of them to be licensed or qualified to do business in any jurisdiction other than California. Except as disclosed on Confidential Schedule 3.01(e), neither CCB nor the Bank have any equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, except as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies, in a fiduciary capacity or as a secured creditor.

Section 3.02 Execution and Delivery. CCB has taken all corporate action necessary to authorize the execution, delivery and (provided the required regulatory and shareholder approvals are obtained) performance of this Agreement and the other agreements and documents contemplated hereby to which it is a party, including the Merger Agreement. This Agreement has been, and the other agreements and documents contemplated hereby, including the Merger Agreement, have been or at the Closing will be, duly executed by CCB. Assuming the due execution and delivery of this Agreement and the other agreements and documents contemplated hereby by VIB and Newco, this Agreement constitutes and such other agreements and documents will constitute the legal, valid and binding obligations of CCB, enforceable according to their respective terms and conditions, subject to the Bankruptcy Exception (as defined in Section 12.08(b)).

Section 3.03 Capitalization.

(a)

As of the date of this Agreement, the entire authorized capital stock of CCB consists of 1,000,000 shares of preferred stock, of which no shares are issued and outstanding, and 39,062,500 shares of CCB Stock, of which 14,098,523 shares are fully paid, validly issued, nonassessable and outstanding. As of the date of this Agreement, there are 962,691 options outstanding pursuant to CCB’s 1994 Amended and Restated Stock Option Plan and there are 275,500 options outstanding pursuant to CCB’s 2004 Stock Option Plan, all of which were duly authorized by CCB’s Board of Directors or a duly authorized committee thereof, and granted in accordance with the terms of the 1994 Stock Option Plan or the 2004 Stock Option Plan, as appropriate. Confidential Schedule 3.03(a) provides a list of optionees and the date of grant, the expiration date, the number of outstanding options and the exercise price for each outstanding stock option. Except as listed on Confidential Schedule 3.03(a), there are no (a) other outstanding equity securities of any kind or character, (b) outstanding subscriptions, options, convertible securities, rights, warrants, calls or other agreements or commitments of any kind issued or granted by, or binding upon, CCB to purchase or otherwise acquire any security of or equity interest in CCB, or (c) outstanding subscriptions, options, rights, warrants, calls, convertible securities, irrevocable proxies or other agreements or commitments obligating CCB to issue any shares of, restricting the transfer of or otherwise relating to shares of its capital stock of any class. All of the issued and outstanding shares of CCB Stock have been duly authorized, validly issued and are fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any person. Such shares of CCB Stock have been issued in compliance with applicable law. There are no restrictions applicable to the payment of dividends on the shares of CCB Stock, except under applicable law, and all dividends declared before the date of this Agreement have been paid.

(b)

As of the date of this Agreement, the entire authorized capital stock of the Bank consists of 1,000,000 shares of preferred stock, of which no shares are issued and outstanding, and 6,000,000 shares of common stock, of which 50 shares are fully paid, validly issued, nonassessable and outstanding. There are no (a) other outstanding equity securities of any kind or character, (b) outstanding subscriptions, options, convertible securities, rights, warrants, calls or other agreements or commitments of any kind issued or granted by, or binding upon, the Bank to purchase or otherwise acquire any security of or equity interest in the Bank, or (c) outstanding subscriptions, options, rights, warrants, calls, convertible securities, irrevocable proxies or other agreements or commitments obligating the Bank to issue any shares of, restricting the transfer of or otherwise relating to shares of its capital stock of any class. All of the issued and outstanding shares of the Bank’s common stock have been duly authorized, validly issued and are fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any person. Such shares of the Bank’s common stock have been issued in compliance with applicable law. There are no restrictions applicable to the payment of dividends on the shares of the Bank’s common stock, except under applicable law, and all dividends declared before the date of this Agreement have been paid.

Section 3.04 Compliance with Laws, Permits and Instruments.

(a)

Except as set forth in Confidential Schedule 3.04(a), each of CCB and the Bank is in compliance with, and is not in default (or with the giving of notice or the passage of time will not be in default) under, or in violation of, (i) the Articles of Incorporation or Bylaws of CCB or the Bank (collectively and individually the “Constituent Document”), (ii) any material provision of any loan agreement, security or pledge agreement, mortgage, indenture, lease, contract, agreement or other instrument applicable to CCB or the Bank or their respective assets, operations, properties or businesses now conducted or conducted in the last 3 years, or (iii) any permit, concession, grant, franchise, license, authorization, judgment, writ, injunction, order, decree, award, or to CCB’s Knowledge, any statute, federal, state or local law, ordinance, rule or regulation of any court, arbitrator or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality applicable to CCB or the Bank or their respective assets, operations, properties or businesses now conducted or heretofore conducted, which noncompliance, default or violation described in (i), (ii) or (iii) above, would, individually or in the aggregate, reasonably be anticipated to result in a Material Adverse Effect.

(b)

Except as set forth in Confidential Schedule 3.04(b), the execution, delivery and (provided the required regulatory and shareholder approvals are obtained) performance of this Agreement and the other agreements contemplated hereby, including the Merger Agreement, and the completion of the transactions contemplated hereby and thereby, by CCB, will not conflict with, or result, by itself or with the giving of notice or the passage of time, in any violation of or default or loss of a benefit under, (i) the Constituent Documents, (ii) any material provision of any mortgage, indenture, lease, contract, agreement or other instrument applicable to CCB or the Bank or their assets, operations, properties or businesses, or (iii) any permit, concession, grant, franchise, license, authorization, judgment, writ, injunction, order, decree, or, to the Knowledge of CCB, any statute, law, ordinance, rule or regulation applicable to CCB or the Bank or their assets, operations, properties or businesses.

Section 3.05 Financial Statements.

(a)

CCB has furnished to VIB true and complete copies of (i) the audited consolidated balance sheets of CCB as of December 31, 2003 and 2004, the audited consolidated statements of income and changes in shareholders’ equity for the years ended December 31, 2002, 2003, and 2004, statements of cash flows for the years ended December 31, 2003, and 2004, and related footnotes, (ii) an unaudited consolidated balance sheet of CCB as of June 30, 2005, and the related unaudited consolidated statement of income for the six months ended June 30, 2005 (such balance sheets and the related statements of income, changes in shareholders’ equity and cash flows and footnotes are collectively referred to herein as the “CCB Financial Statements”). The CCB Financial Statements and CCB’s Financial Statements filed with the Securities and Exchange Commission (the “SEC”) on CCB’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q since January 1, 2003, complied as to form, as of their respective dates, in all material respects with applicable accounting requirements, have been prepared according to generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis during the periods and at the dates involved (except as may be indicated in the notes thereto), fairly present the consolidated financial condition of CCB and the Bank at the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that were not material in amount or effect), and the accounting records underlying the CCB Financial Statements accurately and fairly reflect in all material respects the transactions of CCB. Except as set forth on Confidential Schedule 3.05(a), the CCB Financial Statements do not contain any items of extraordinary or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein.

(b)

Confidential Schedule 3.05(b) lists, and CCB has delivered to VIB copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(a) of SEC Regulation S-K) effected by CCB.

(c)

Deloitte & Touche LLP, which has expressed its opinion with respect to the audited CCB Financial Statements for the periods from January 1, 2002 to December 31, 2004, and Perry-Smith LLP, which has served as CCB’s independent registered public accountants since June 16, 2005 (collectively, the “CCB Auditors”), are and have been throughout the periods covered by those CCB Financial Statements (i) registered public accounting firms (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act of 2002 (“SOX”)), (ii) “independent” with respect to CCB within the meaning of Regulation S-X issued by the SEC, and (iii) in compliance with subsections (g) through (l) of Section 10A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the related rules and regulations of the SEC and the Public Company Accounting Oversight Board. Confidential Schedule 3.05(c) sets forth all non-audit services performed, and the aggregate fees billed in each year, by the CCB Auditors for CCB or the Bank since December 31, 2002.

(d)

CCB has furnished, or has caused the Bank to furnish, to VIB, true and complete copies (including all amendments thereto) of the Reports of Condition and Income (“Call Reports”) for the Bank for the quarterly periods ended December 31, 2002 to June 30, 2005. Such Call Reports fairly present, in all material respects, the financial position of the Bank and the results of its operations at the dates and for the periods indicated in conformity with the Instructions for the Preparation of Call Reports as issued by applicable regulatory authorities. The Call Reports do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein. CCB and the Bank have calculated their allowance for loan losses according to GAAP, which includes regulatory accounting principles (“RAP”) where applicable, as applied to banking institutions, and according to applicable law. To the Knowledge of CCB, the consolidated allowance for loan losses account for CCB and the Bank is adequate in all material respects to provide for all losses, net of recoveries relating to loans previously charged off, on all outstanding loans of CCB and the Bank.

(e)

As of the respective dates, since December 31, 2002, CCB has timely filed all SEC reports on Forms 10-K, 10-Q and 8-K required to be filed by it and none of the reports contained at the time of filing any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

Section 3.06 Undisclosed Liabilities. CCB and the Bank do not have any material liability or obligation, accrued, absolute, contingent or otherwise and whether due or to become due, that is not reflected in or disclosed in the CCB Financial Statements, except (a) those liabilities and expenses incurred in the ordinary course of business and consistent with past business practices since the date of the CCB Financial Statements, (b) as disclosed on Confidential Schedule 3.06 or (c) those incurred in connection with the transactions contemplated by this Agreement and the Merger Agreement.

Section 3.07 Litigation. Except as set forth on Confidential Schedule 3.07, there are no actions, claims, suits, investigations, third-party summons (except third-party summons limited solely to customer account information), reviews or other legal, quasi-judicial or administrative proceedings of any kind or nature now pending, or to the Knowledge of CCB threatened against or affecting CCB or the Bank or any of their respective current or former officers and directors (while acting in such capacity) or any of their properties, at law or in equity, or by or before any federal, state or municipal court or other governmental or administrative department, commission, board, bureau, agency or instrumentality that in any manner involves CCB or the Bank or any of their current or former officers or directors (while acting in such capacity) or any of their properties or capital stock. No legal action, suit or proceeding or judicial, administrative or governmental investigation is pending, or to the Knowledge of CCB threatened against CCB or the Bank that questions the validity of this Agreement or the agreements contemplated hereby, including the Merger Agreement, or any actions taken or to be taken by CCB pursuant hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

Section 3.08 Consents and Approvals. CCB’s Board of Directors (at a meeting called and duly held) has resolved, subject to its fiduciary duties to the Shareholders, to recommend approval and adoption by the Shareholders of the Merger, this Agreement and the Merger Agreement. Except for shareholder and regulatory approvals and except as disclosed on Confidential Schedule 3.08, no approval, consent, order or authorization of, or registration, declaration or filing with, any governmental authority or other third party is required on the part of CCB or the Bank in connection with the execution, delivery or performance of this Agreement or the agreements contemplated hereby, including the Merger Agreement, or the completion by CCB of the transactions contemplated hereby or thereby.

Section 3.09 Title to Assets. Each of CCB and the Bank has good and indefeasible title to all of its respective assets and properties including all personal and intangible properties reflected in the CCB Financial Statements or acquired thereafter, subject to no liens, mortgages, security interests, encumbrances or charges of any kind, except (a) as described in Confidential Schedule 3.09, (b) as noted in the CCB Financial Statements, or as set forth in the documents delivered to VIB pursuant to this Section 3.09, (c) statutory liens not yet delinquent, (d) consensual landlord liens, (e) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purpose for which they are held, (f) pledges of assets in the ordinary course of business to secure public fund deposits, Federal Home Loan Bank or Federal Reserve Bank obligations, funds of the State of California, borrowings under securities sold under agreements to repurchase (collectively, “Eligible Obligations”) and (g) those assets and properties disposed of for fair value in the ordinary course of business since the dates of the CCB Financial Statements. Confidential Schedule 3.09 identifies all securities held by CCB and the Bank as of August 31, 2005, including the principal amount, book value, coupon rate and maturity date. Except for leasehold interests disclosed in Confidential Schedule 3.11, Confidential Schedule 3.09 identifies all real property owned by CCB or the Bank, including any real property collateral acquired by foreclosure.

Section 3.10 Absence of Certain Changes or Events. Except as disclosed on Confidential Schedule 3.10, since June 30, 2005, each of CCB and the Bank has conducted its business only in the ordinary course and has not:

(a)	Incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, which individually or in the aggregate, has resulted in a Material Adverse Effect;

(b)

Discharged or satisfied any lien, charge or encumbrance or paid any obligation or liability, whether absolute or contingent, due or to become due other than in the ordinary course of business and consistent with past practices and safe and sound banking practices;

(c)

Declared or made any payment of dividends or other distribution to its shareholders, or purchased, retired or redeemed, or obligated itself to purchase, retire or redeem, any of its shares of capital stock or other securities, except dividends paid by the Bank to CCB;

(d)

Issued, reserved for issuance, sold or authorized the issuance of any shares of its capital stock, or issued, reserved for issuance, granted, sold or authorized the issuance of any other securities or subscriptions, options, warrants, calls, rights or commitments of any kind relating to its capital stock;

(e)

Acquired any capital stock or other equity securities or acquired any equity or ownership interest in any bank, corporation, partnership or other entity (except (i) through settlement of indebtedness, foreclosure, or the exercise of creditors’ remedies or (ii) in a fiduciary capacity, the ownership of which does not expose it to any liability from the business, operations or liabilities of such person);

(f)

Mortgaged, pledged or subjected to lien, charge, security interest or any other encumbrance or restriction any of its property, business or assets, tangible or intangible except (i) as described in Confidential Schedule 3.09, (ii) statutory liens not yet delinquent, (iii) consensual landlord liens, (iv) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purpose for which they are held, (v) pledges of assets to secure Eligible Obligations;

(g)

Sold, transferred, leased to others or otherwise disposed of any of its assets (other than securities) other than in the ordinary course of business and consistent with past practices and safe and sound banking practices, or canceled or compromised any debt or claim, or waived or released any right or claim of a value in excess of $100,000;

(h)

Terminated, canceled or surrendered, or received any notice or threat of termination or cancellation of any contract, lease or other agreement or suffered any damage, destruction or loss (whether or not covered by insurance), which, in any case or in the aggregate, would result in a Material Adverse Effect;

(i)

Disposed of, permitted to lapse, transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any United States or foreign license or Proprietary Right (as defined in Section 3.15 hereof) or modified any existing rights with respect thereto;

(j)

Except as reflected on Confidential Schedule 3.28, made any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay, to or for the benefit of any of its shareholders, directors, officers, employees or agents, or entered into any employment or consulting contract or other agreement with any director, officer or employee or adopted, amended in any material respect or terminated any pension, employee welfare, retirement, stock purchase, stock option, phantom stock, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit-sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan or agreement maintained by it for the benefit of its directors, employees or former employees, except periodic increases in compensation consistent with past practices;

(k)	Except for improvements relating to Properties made any capital expenditures or capital additions in excess of an aggregate of $100,000;

(l)

Sold, or knowingly disposed of, or otherwise divested itself of the ownership, possession, custody or control, of any corporate books or records of any nature that normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;

(m)	Made any, or acquiesced with any, change in any accounting methods, principles or material practices, except as required by GAAP or RAP;

(n)

Since August 31, 2005, sold (but payment at maturity is not a sale) any investment securities in a single transaction involving a book gain or loss of more than $100,000 on such sale or purchased any investment securities, other than purchases of obligations of the U.S. Treasury (or any agency of the U.S. Government) with a duration of 2 years or less and a AAA rating by at least one nationally recognized ratings agency;

(o)

Made, to the Knowledge of CCB committed to make (whether in writing or otherwise), renewed, extended the maturity of, or altered any of the material terms of any loan in the principal amount of $1,500,000 or more; or

(p)	Renewed, extended the maturity of, or altered any of the material terms of any “classified loan” (as defined in Section 5.08(r)) in the principal amount of $250,000 or more.

Section 3.11 Leases, Contracts and Agreements. Confidential Schedule 3.11 sets forth a complete listing, as of August 31, 2005 of all leases, subleases, licenses, contracts and agreements to which either CCB or the Bank is a party (the “Contracts”), and which (a) relate to real property used by CCB or the Bank in its respective operations (such Contracts being referred to herein as the “Leases”), or (b) involve payments to or by CCB or the Bank in excess of $100,000 during any calendar year. True and correct copies of all such Contracts, and all amendments thereto, have been made available to VIB. For the purposes of this Agreement, the term “Contracts” will not be deemed to include (i) loans made by, (ii) unfunded loan commitments of $5,000,000 or less each made by, (iii) letters of credit issued by, (iv) loan participations of, (v) Federal funds sold or purchased by, (vi) repurchase agreements made by, (vii) spot foreign exchange transactions of, (viii) bankers acceptances of, (ix) Federal Home Loan Bank advances, or (x) deposit liabilities of, the Bank. Except as set forth in Confidential Schedule 3.11, no participations or loans have been sold which have buy back, recourse or guaranty provisions which create contingent or direct liabilities of CCB. All of the Contracts are legal, valid and binding obligations of the parties to the Contracts enforceable according to their terms, subject to the Bankruptcy Exception. Except as described in Confidential Schedule 3.11, all rent and other payments by CCB or the Bank under the Contracts are current, there are no existing defaults by CCB or the Bank under the Contracts and no termination, condition or other event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a material default thereunder. Each of CCB and the Bank, respectively, has a good and indefeasible leasehold interest in each of the properties subject to the Leases, free and clear of all mortgages, pledges, liens, encumbrances and security interests, but subject to all matters of record.

Section 3.12 Taxes.

(a)

Each of CCB and the Bank has duly and timely filed all Tax Returns that they were required to file under applicable laws and regulations with the appropriate Federal, state, local or foreign governmental agencies. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable laws and regulations. All material Taxes due and owing by CCB or the Bank (whether or not shown on any Tax Return) have been paid. None of CCB or the Bank currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where CCB or the Bank does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of CCB or the Bank.

(b)

Each of CCB and the Bank has withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(c)

There is no material dispute or claim concerning any Tax liability of CCB or the Bank either (i) claimed or raised by any authority in writing, or (ii) as to which any director or officer (or employee responsible for Tax matters) of CCB or the Bank has Knowledge based upon personal contact with any agent of such authority. Within the past 3 years, neither the Internal Revenue Service (the “IRS”) nor the California Franchise Tax Board (the “FTB”) has challenged the interest deduction on any of CCB’s debt on the basis that such debt constitutes equity for federal or state income tax purposes.

(d)

Confidential Schedule 3.12 lists all federal, state, local, and foreign Tax Returns filed with respect to CCB or the Bank for taxable periods ended on or after December 31, 2002, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. True and complete copies of the Federal and California income Tax Returns of CCB, as filed with the IRS or the FTB for the years ended December 31, 2002, 2003, and 2004 have been delivered to VIB. None of CCB or the Bank has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e)

None of CCB or the Bank has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Internal Revenue Code (the “Code”) during the applicable period specified in Code § 897(c)(1)(A)(ii) or similar provisions of California law. None of CCB or the Bank is a party to or bound by any tax allocation or sharing agreement, other than those to which only CCB or the Bank are parties.

(f)

None of CCB or the Bank (i) has been a member of an Affiliated Group filing a consolidated federal income tax return (other than a group the common parent of which was CCB) or (ii) has any liability for the Taxes of any person other than CCB or the Bank) under Treasury Regulation § 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise.

(g)	Taxes payable or receivable as set forth in CCB’s Financial Statements are in accordance, and will be in accordance as of the Closing Date, with GAAP.

(h)

Other than as provided in Confidential Schedule 3.12, CCB and the Bank are not required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or before the Closing Date; (ii) “closing agreement” as described in Code § 7121 (or any corresponding or similar provision of state, local, or foreign Tax law) executed on or before the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Code § 1502 (or any corresponding or similar provision of state, local, or foreign Tax law); (iv) installment sale or open transaction disposition made on or before the Closing Date; or (v) prepaid amount received on or before the Closing Date. Other than as provided in Confidential Schedule 3.12, none of CCB or the Bank is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any amount that will not be fully deductible as a result of Code § 162(m) (or any corresponding provision of California Tax law or Tax laws issued by jurisdictions within the State of California).

(i)	None of CCB or the Bank has been a party to any “listed transaction” as such term is defined in Treasury Regulation § 1.6011-4(b)(2).

(j)

None of CCB or the Bank has distributed stock of another person or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Code § 355 or § 361.

(k)

For purposes of this Agreement, “Tax” or “Taxes” means (i) any federal, state, local, or foreign income, payroll, employment, windfall profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, alternative or add-on minimum, or estimated taxes, or (ii) any of the following taxes to the extent material to the operations of CCB or the Bank: gross receipts, license, excise, severance, stamp, occupation, premium, environmental (including taxes under Code § 59A), customs, duties, capital stock, franchise, profits, transfer, registration, or value added, or other tax of any kind whatsoever, including any interest, penalty, or addition to taxes described in (i) and (ii) above, whether disputed or not. For purposes of this Agreement, “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

Section 3.13 Insurance. Confidential Schedule 3.13 sets forth an accurate and complete list of all policies of insurance, including fidelity and bond insurance, of CCB and the Bank. All such policies (a) are valid, outstanding and enforceable according to their terms, subject to the Bankruptcy Exception, and (b) are presently in full force and effect, no notice has been received of the cancellation, or threatened or proposed cancellation, of any such policy and there are no unpaid premiums due thereon. CCB and the Bank are not in default with respect to any such policy and have not failed to give any notice or present any claim thereunder in a due and timely fashion. Except as set forth on Confidential Schedule 3.13, none of CCB or the Bank has been refused any insurance with respect to its assets or operations, nor has its insurance been limited by any insurance carrier to which any of CCB or the Bank has applied for any such insurance within the last 3 years. Each Property of CCB and the Bank is insured for the benefit of CCB in amounts deemed adequate by CCB’s management against risks customarily insured against. Except as set forth in Confidential Schedule 3.13, there have been no claims under any fidelity bonds of CCB or the Bank within the last 3 years, and CCB has no Knowledge of any facts that would form the basis of a claim under such bonds.

Section 3.14 No Adverse Effect. Except as disclosed in the Confidential Schedules to this Agreement or in the representations and warranties made in this Article III, there has not been any Material Adverse Effect since June 30, 2005, nor has any event or condition occurred that has resulted in, or to the Knowledge of CCB would be reasonably likely to result in, a Material Adverse Effect.

Section 3.15 Proprietary Rights. Except as disclosed in Confidential Schedule 3.15, neither CCB nor the Bank own (nor to CCB’s Knowledge do CCB or the Bank require the use of) any patent, patent application, patent right, invention, process, trademark (whether registered or unregistered), trademark application, trademark right, trade name, service name, service mark, copyright or any trade secret (“Proprietary Rights”) for their respective businesses or operations, except for licensed computer software. To the Knowledge of CCB, neither CCB nor the Bank is infringing upon or otherwise acting adversely to any Proprietary Right owned by any other person or persons. There is no claim or action by any such person pending, or, to the Knowledge of CCB, threatened, with respect thereto.

Section 3.16 Transactions with Certain Persons and Entities. Except as disclosed in Confidential Schedule 3.16 and, excluding deposit liabilities, there are no outstanding amounts payable to or receivable from, or advances by CCB or the Bank to, and neither CCB nor the Bank is otherwise a creditor to any director or executive officer of CCB or the Bank nor is CCB or the Bank a debtor to any such person other than as part of the normal and customary terms of such person’s employment or service as a director with CCB or the Bank. Except as set forth on Confidential Schedule 3.16, neither CCB nor the Bank uses any asset owned by any shareholder or any present or former director or officer of CCB or the Bank, or any Affiliate thereof, in the operations (other than personal belongings of such officers and directors located in the Bank’s premises, the removal of which would not have a Material Adverse Effect), nor do any of such persons own or have the right to use real property that is adjacent to property on which the Bank’s facilities are located. Except as disclosed in Confidential Schedule 3.16 or Confidential Schedule 3.28(a), neither CCB nor the Bank is a party to any transaction or agreement with any director or executive officer of CCB or the Bank, and neither CCB nor the Bank are parties to any intercompany transactions or transactions with affiliates that do not comply with Federal Reserve Act Sections 23A or 23B and Federal Reserve Regulation W, as applicable.

Section 3.17 Evidences of Indebtedness. All evidences of indebtedness and leases that are reflected as assets of CCB or the Bank on the CCB Financial Statements are legal, valid and binding obligations of the respective obligors thereof, enforceable according to their respective terms, subject to the Bankruptcy Exception, and are not subject to any known or threatened defenses, offsets or counterclaims that may be asserted against CCB, the Bank or the present holder thereof. The credit files of CCB and the Bank contain sufficient material information (excluding general, local or national industry, economic or similar conditions) to CCB’s Knowledge that is reasonably required to evaluate, according to generally prevailing practices in the banking industry, the collectibility of the loan portfolio of the Bank and/or CCB (including loans that would be outstanding if either of them advances funds they are obligated to advance). Except as set forth in Confidential Schedule 3.17, CCB has disclosed all of the substandard, doubtful, loss, restructured, nonperforming or loans identified as problem loans on the internal watch list of CCB or the Bank, a copy of which as of August 31, 2005, has been provided to VIB. CCB has no Knowledge of any notice of, any past or present conditions, events, activities, practices or incidents that are likely to result in a violation of any Environmental Laws (as defined in Section 12.08(c) hereof) with respect to any real property securing any indebtedness reflected as an asset of CCB or the Bank. With respect to any loan or other evidence of indebtedness all or a portion of which has been sold to or guaranteed by any governmental authority, including the Small Business Administration, each of such loans was made, in all material respects, in compliance and conformity with all relevant laws, rules, regulations and procedures such that such governmental authority’s guaranty of such loan is effective during the term of such loan.

Section 3.18 Condition of Assets. All tangible assets used by CCB or the Bank are in good operating condition, ordinary wear and tear excepted, and conform in all material respects with all applicable ordinances, regulations, zoning and other laws, whether Federal, state or local. Neither CCB’s nor the Bank’s premises or equipment is in need of maintenance or repairs other than ordinary routine maintenance and repairs that are not material in nature or cost.

Section 3.19 Environmental Compliance. Except as set forth in Confidential Schedule 3.19:

(a)

CCB has no Knowledge of any past or present material violations of Environmental Laws (as defined in Section 12.08 (c)) that may interfere with or prevent CCB’s compliance, in all material respects, with all Environmental Laws.

(b)	CCB and the Bank have obtained all material permits, licenses and authorizations that are required under Environmental Laws.

(c)

CCB has no Knowledge that any Hazardous Material (as defined in Section 12.08(d)) exists on, about, or within any of the Properties, nor that any Hazardous Material previously existed on, about or within or been used, generated, stored, transported, disposed of, on or released from any of the Properties in material violation of Environmental Laws. The use that CCB or the Bank makes of the Properties does not, to CCB’s Knowledge, result in the use, generation, storage, transportation, accumulation, disposal or release of any Hazardous Material on, in or from the Properties in material violation of Environmental Laws.

(d)

There is no action, suit, proceeding, investigation or inquiry before any court, administrative agency or other governmental authority pending or, to CCB’s Knowledge, threatened against CCB or the Bank relating in any way to Environmental Laws. To CCB’s Knowledge, neither CCB nor the Bank has any liability for remedial action under Environmental Laws. CCB has not received any request for information by any governmental authority with respect to the condition, use or operation of any of the Properties nor has CCB received any notice of any kind from any governmental authority with respect to any violation of or claimed or potential liability of any kind under Environmental Laws (including any letter, notice or inquiry from any governmental authority informing CCB that it is or may be liable in any way under Environmental Laws, or requesting information to enable such a determination to be made).

Section 3.20 Regulatory Compliance. All reports, records, registrations, statements, notices and other documents or information required to be filed by CCB or the Bank during the last 2 years with any federal or state regulatory authority, including the SEC, the NASD, the Federal Reserve, the CDFI, the FDIC, the IRS and the FTB, have been duly and timely filed and all information and data contained in such reports, records or other documents are true, accurate, correct and complete in all material respects. Neither CCB nor the Bank are subject to any memorandum of understanding, cease and desist order, written agreement or other formal administrative action with any such regulatory bodies. CCB has no Knowledge that any such regulatory body has any present intent to place CCB or the Bank under any administrative action. There are no actions or proceedings pending or, to the Knowledge of CCB, threatened against CCB or the Bank by or before any such regulatory body or any or any other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

Section 3.21 Absence of Certain Business Practices. None of CCB, the Bank, or to the Knowledge of CCB, any officer, employee or agent of CCB or the Bank, has, directly or indirectly, within the past 5 years, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the business of CCB as a whole (or assist CCB in connection with any actual or proposed transaction) that (a) would subject CCB or the Bank to any material damage or penalty in any civil or criminal proceeding, (b) if not given in the past, would have resulted in a Material Adverse Effect with respect to CCB, or (c) if not continued in the future would result in a Material Adverse Effect with respect to CCB or would subject CCB to suit or penalty in any civil or criminal proceeding.

Section 3.22 Dissenting Shareholders. As of the date of this Agreement, CCB has no Knowledge of any plan or intention on the part of any of the Shareholders to make written demand for payment of the fair value of their shares of CCB Stock in the manner provided by Chapter 13 of the CCC.

Section 3.23 Books and Records. The minute books, stock certificate books and stock transfer ledgers of CCB and the Bank, to the extent maintained by CCB or the Bank (and to the Knowledge of CCB, to the extent maintained by the transfer agent of CCB): (a) have been kept accurately in the ordinary course of business, (b) are complete and correct in all material respects, (c) reflect transactions representing bona fide transactions, and (d) do not fail to reflect transactions involving the business of CCB or the Bank that were required to have been set forth therein and that have not been accurately so set forth.

Section 3.24 Fiduciary Responsibilities. Neither CCB nor the Bank serves as an escrow agent.

Section 3.25 Guaranties. None of the obligations or liabilities of CCB or the Bank are guaranteed by any other person, firm or corporation, nor is any outstanding obligation or liability of any other person, firm or corporation guaranteed by CCB or the Bank, except in the ordinary course of business and consistent with past practices or as disclosed in CCB’s Financial Statements.

Section 3.26 Voting Trust or Buy-Sell Agreements. CCB has no Knowledge of any agreement between or among any Shareholders relating to a right of first refusal with respect to the purchase or sale by any such Shareholders of CCB Stock or any voting agreement or voting trust with respect to shares of CCB Stock.

Section 3.27 Employee Relations. To the Knowledge of CCB, each of CCB and the Bank (including their respective officers (first vice presidents and above) and directors while acting in such capacities) has complied in all material respects with all applicable laws relating to its relations with its employees. To the Knowledge of CCB, the relations between each of CCB and the Bank (including its respective officers (vice president and above) and directors while acting in such capacities), and its employees are good. To the Knowledge of CCB, no executive officer or any group of employees of CCB or the Bank has any present plans to terminate their employment with CCB or the Bank. Except as set forth in Confidential Schedule 3.27, neither CCB nor the Bank is a party to any written contracts or agreements granting benefits or rights to employees or any collective bargaining agreement or any conciliation agreement with the Department of Labor, the Equal Employment Opportunity Commission or any federal, state or local agency that requires equal employment opportunities or affirmative action in employment beyond that required by law. There are no unfair labor practice complaints pending, or to the Knowledge of CCB threatened against CCB or the Bank before the National Labor Relations Board and no employment or labor claims pending, or to the Knowledge of CCB threatened before any state, local or federal agency. There are no employment-related government proceedings at the local, state, or federal level pending, or to the knowledge of CCB threatened against CCB. There is no activity or proceeding of any labor organization (or representative thereof) or employee group to organize any employees of CCB or the Bank, nor of any strikes, slowdowns, work stoppages, lockouts or threats thereof, by or with respect to any such employees. CCB and the Bank are in compliance, in all material respects, with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and neither CCB nor the Bank is engaged in any material unfair labor practice.

Section 3.28 Employee Benefit Plans.

(a)

Set forth on Confidential Schedule 3.28(a) is a complete and correct list of all “employee benefit plans” (as defined in the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), all specified fringe benefit plans as defined in Code § 6039D, and all other bonus, incentive, compensation, deferred compensation, profit sharing, stock option, phantom stock, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, severance, supplemental unemployment, layoff, salary continuation, change in control, retirement, pension, health, life insurance, disability, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan or any other similar plan, agreement, policy or understanding (whether written or oral, qualified or nonqualified, currently effective or terminated), and any trust, escrow or other agreement related thereto, which (i) are maintained or contributed to by CCB or the Bank, or with respect to which CCB or the Bank has had any liability during the last 5 years, and (ii) provide benefits, or describe policies or procedures applicable to, or for the welfare of, any officer, director, independent contractor, employee, service provider, former officer or former employee of CCB or the Bank, or the dependents or spouses of any such person, regardless of whether funded (the “Employee Plans”).

(b)

CCB has delivered to VIB (i) all documents that set forth the terms of each Employee Plan, and of any related trust, including all summary plan descriptions, summaries and descriptions furnished to participants and beneficiaries, (ii) all personnel, payroll and employment manuals and policies, (iii) a written description of any Employee Plan that is not otherwise in writing, (iv) all material registration statements filed with respect to any Employee Plan which are currently in effect, (v) all insurance policies purchased by or to provide benefits under any Employee Plan which are currently in effect, (vi) all material reports submitted since December 31, 2001, by third-party administrators, actuaries, investment managers, trustees, consultants or other independent accountants with respect to any Employee Plan, (viii) all material notices that were given by CCB or the Bank, any ERISA Affiliate or any Employee Plan to the IRS or any participant or beneficiary, with respect to any Employee Plan pursuant to statute, since December 31, 2001, including notices that are expressly mentioned elsewhere in this Section 3.28, (ix) all notices that were given by the IRS or the Department of Labor to CCB, the Bank or any ERISA Affiliate or any Employee Plan since December 31, 2001, and (x) with respect to Employee Plans that are intended to be tax-qualified under Code ss. 401(a), the most recent determination letter or opinion letter, for each such plan opining that each such plan, in form, satisfies the requirements for qualification as amended by the Uruguay Round Agreements Act (GATT), Pub. L. 103-465, the Small Business Job Protection Act of 1996, Pub. L. 104-188, the Uniformed Services Employment and Reemployment Rights Act of 1994, Pub. L. 103-353, the Taxpayer Relief Act of 1997, Pub. L. 105-34, the Internal Revenue Service Restructuring and Reform Act of 1998, Pub. L. 105-206 and the Community Renewal Tax Relief Act of 2000, Pub. L. 106-554

(c)

None of CCB, the Bank or any ERISA Affiliate has ever established, maintained or contributed to, or had an obligation to maintain or contribute to, any plan that is subject to Title IV of ERISA. None of CCB, the Bank or any ERISA Affiliate has ever established, maintained, or contributed to or otherwise participated in, or had an obligation to maintain, contribute to, or otherwise participate in, any multiemployer plan (as defined in ERISA § 3(37)). CCB, the Bank and each ERISA Affiliate have materially complied with the provisions of ERISA § 601 et seq. and Code § 4980B, the provisions of ERISA § 701 et seq. and subtitle K of the Code, §§ 1171 through 1179 of the Social Security Act (relating generally to privacy, security and electronic transfer of health information) and the provisions of the Health Insurance Portability and Accountability Act of 1996. Neither CCB nor the Bank ever established or contributed to, or had an obligation to contribute to, any VEBA, any organization or trust described in Code § 501(c)(17) or Code § 501(c)(20), or any welfare benefit fund as defined in Code § Section 419(e).

(d)

Except as set forth on Confidential Schedule 3.28(d), no transaction prohibited by ERISA § 406 and no “prohibited transaction” under Code § 4975(c) has occurred with respect to any Employee Plan. There have been no breaches of fiduciary duty or any other material breaches or material violations of any law applicable to the Employee Plans that would subject VIB, CCB, the Bank or any Employee Plan to any taxes, penalties, or other liabilities. Each Employee Plan that is intended to be qualified under Code § 401(a) has received a favorable determination letter or opinion letter from the IRS that it is qualified under Code § 401(a) as to form and that its related trust is exempt from federal income tax under Code § 501(a). Each such Plan materially complies in form and in operation with the requirements of the Code and meets the requirements of a “qualified plan” under § 401(a) of the Code. To the knowledge of CCB, no event has occurred or circumstance exists that will or could give rise to disqualification or loss of tax exempt status of any such plan or trust. Except as disclosed on Confidential Schedule 3.28(d), no Employee Plan holds any stock or other securities of CCB or the Bank. There are no pending claims, lawsuits or actions relating to any Employee Plan (other than ordinary course claims for benefits) and, to the Knowledge of CCB, none are threatened. Except as disclosed on Confidential Schedule 3.28(d), none of CCB, the Bank or any Employee Plan provides (or is obligated to provide) benefits to any employee or dependent of such employee after the employee terminates employment other than as required by law. To the knowledge of CCB, except as disclosed on Confidential Schedule 3.28(d), no written or oral representations have been made to any employee or former employee of CCB or the Bank promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage or any other welfare benefit (as defined in ERISA § 3(1)) for any period of time beyond the end of the current plan year (except to the extent of coverage required under Code § 4980B). Compliance with Statements of Financial Accounting Standards 87, 106, 132 and 132 (Revised) would not create any material change to the CCB Financial Statements. The completion of the transactions contemplated by this Agreement will not cause a termination or partial termination, or otherwise accelerate the time of payment, exercise, or vesting, or increase the amount of compensation due to any employee, officer, former employee or former officer of CCB or the Bank except (i) as required in connection with qualified plan amendments required by tax law changes, or (ii) except as identified on Confidential Schedule 3.28(d). There are no surrender charges, penalties, or other costs or fees that would be imposed by any person against CCB, the Bank, an Employee Plan, or any other person, including an Employee Plan participant or beneficiary, as a result of the hypothetical liquidation as of the Closing Date of any insurance, annuity, or investment contracts or any other similar investment held by any Employee Plan.

(e)

To the knowledge of CCB, no participant or beneficiary or non-participating employee has been denied any benefit due or to become due under any Employee Plan, and neither CCB nor the Bank has misled any person as to his or her rights under any Employee Plan. All obligations required to be performed by CCB or the Bank under any Employee Plan have been performed by them in all material respects and they are not in default under or in violation of any provision of any Employee Plan. To the Knowledge of CCB, no event has occurred that would constitute grounds for an enforcement action by any party against CCB or the Bank under part 5 of Title I of ERISA under any Employee Plan. CCB and the Bank, with respect to all Employee Plans are, and each Employee Plan is, in material compliance with ERISA, the Code, and other applicable laws including the provisions of such laws expressly mentioned in this Section 3.28. All contributions and payments made or accrued with respect to all Employee Plans are deductible under Code § 162 or § 404, except as set forth on Confidential Schedule 3.28(h).

(f)

For purposes of this Agreement, the term “ERISA Affiliate” means any other Person that, together with CCB, would be treated as a single employer under Code § 414 an the term “Person” shall mean an individual, corporation, partnership, limited liability company, joint venture, trust or other entity or organization.

(g)

Except as set forth on Confidential Schedule 3.28(g), all Employee Plan documents, annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the Employee Plans are correct, complete, and current in all material respects, have been timely filed with the IRS and or the Department of Labor or distributed to participants and beneficiaries.

(h)

Except as set forth on Confidential Schedule 3.28(h), no payment that is owed or may become due to any director, officer, employee, or agent of CCB or the Bank will be non-deductible to CCB or the Bank under Code § 280G or subject to tax under Code § 4999; nor will CCB or the Bank be required to “gross up” or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person.

(i)

Confidential Schedule 3.28(i) lists the participants, assets and liabilities of CCB’s Nonqualified Deferred Compensation Plan and related trust. Except as set forth on Confidential Schedule 3.28(i), no Employee Plan is invested in or provides the opportunity for the purchase of any employer security (within the meaning of ERISA § 407(d)).

(j)

Confidential Schedule 3.28(j) lists all individuals, benefits and liabilities associated with Separation Pay Agreements and Salary Continuation Agreements with CCB or the Bank, including a written description of all severance or change in control benefits that may arise under the Separation Pay Agreements maintained between CCB or the Bank and the persons listed on Confidential Schedule 3.28(j) (in particular, describing the benefits payable and intended relationship, if any, between sections 10(d) and 10(e) of each such Separation Pay Agreement after the Closing Date).

(k)

The CCB Employee Stock Ownership Plan & Trust has been properly and effectively terminated as of August 28, 2000 and all assets of such plan have been distributed and all benefit obligations under such plan have been satisfied all in accordance with the terms of such plan, ERISA, the Code and all applicable laws.

Section 3.29 Obligations to Employees. All accrued obligations and liabilities of and all payments by CCB and the Bank, and all Employee Plans, whether arising by operation of law, by contract or by past custom, for payments to trusts or other funds, to any government agency or authority or to any present or former director, officer, employee or agent (or his or her heirs, legatees or legal representatives) have been and are being paid to the extent required by applicable law or by the plan, trust, contract or past custom or practice, and adequate accounting and actuarial accruals and reserves for such obligations, liabilities and payments have been and are being made by CCB and the Bank according to GAAP and applicable law applied on a consistent basis and actuarial methods with respect to: (a) withholding taxes, unemployment compensation or social security benefits; (b) all Employee Plans; (c) all employment, consulting, early retirement, reimbursement, or collective bargaining plans and agreements; and (d) all executive and other incentive compensation plans, programs, or agreements. All obligations and liabilities of CCB or the Bank for all other forms of compensation that are or may be payable to their current or former directors, officers, employees or agents, or pursuant to any Employee Plan, have been and are being paid to the extent required by applicable law or by the plan or contract, and adequate actuarial accruals and reserves for payment therefore have been and are being made by CCB or the Bank according to GAAP and generally accepted actuarial principles applied on a consistent basis. All accruals and reserves referred to in this Section are correctly and accurately reflected and accounted for in all material respects in the CCB Financial Statements and the books, statements and records of CCB or the Bank.

Section 3.30 Interest Rate Risk Management Instruments. All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for the account of CCB or the Bank or for the account of a customer of CCB or the Bank, were entered into in the ordinary course of business and in accordance with prudent banking practice and applicable rules, regulations and policies of any regulatory authority and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of CCB or the Bank, enforceable according to their terms, subject to the Bankruptcy Exception. CCB and the Bank have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued; and, to CCB’s Knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

Section 3.31 Internal Controls. Each of CCB and the Bank maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate disclosure controls and procedures (as defined in Securities Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal controls over financial reporting (as defined in Securities Exchange Act Rules 13a-15(f) and 15d-15(f)) that provide assurance that (a) transactions are executed with management’s authorization; (b) transactions are recorded as necessary to permit preparation of the consolidated financial statements of CCB and to maintain accountability for CCB’s consolidated assets; (c) access to CCB’s assets is permitted only in accordance with management’s authorization; (d) the reporting of CCB’s assets is compared with existing assets at regular intervals; and (e) extensions of credit and other receivables are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Except as set forth in Confidential Schedule 3.31, none of CCB’s or the Bank’s systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of CCB or the Bank or their accountants, except as would not reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls described in the preceding sentence.

Section 3.32 Community Reinvestment Act. The Bank is in material compliance with the Community Reinvestment Act (12 U.S.C. § 2901 et seq.) (the “CRA”) and all regulations issued thereunder, and the Bank has supplied VIB with copies of the Bank’s current CRA Statement, all letters and written comments received by the Bank since January 1, 2000, pertaining thereto and any responses by the Bank to those letters and comments. The Bank has a rating of not less than “satisfactory” as of its most recent CRA compliance examination and CCB has no Knowledge of any reason why the Bank would not receive a rating of “satisfactory” or better in its next CRA compliance examination or why the FDIC or any other governmental authority may seek to restrain, delay or prohibit the transactions contemplated hereby as a result of any act or omission of the Bank under the CRA.

Section 3.33 Fair Housing Act, Home Mortgage Disclosure Act and Equal Credit Opportunity Act. The Bank is in material compliance with the Fair Housing Act (42 U.S.C. ss. 3601 et seq.), the Home Mortgage Disclosure Act (12 U.S.C. ss. 2801 et seq.) and the Equal Credit Opportunity Act (15 U.S.C. ss. 1691 et seq.) and all regulations issued thereunder. The Bank has not received any notice of any violation of those acts or any of the regulations issued thereunder, and the Bank has not received any notice of, nor has any Knowledge of, any administrative inquiry, proceeding or investigation threatened with respect to the Bank's non-compliance with such acts.

Section 3.34 Consumer Compliance Laws. All loans of CCB and the Bank have been made in material compliance with all applicable statutes and regulatory requirements at the time of such loan or any renewal thereof, including Regulation Z (12 C.F.R. ss. 226 et seq.), the Fair Debt Collection Practices Act (15 U.S.C. ss. 1601 et seq.), and all statutes governing the operation of California banking corporations. Each loan on the books of the Bank was made in the ordinary course of its business.

Section 3.35 Bank Secrecy Act, Foreign Corrupt Practices Act and U.S.A. Patriot Act. The Bank is in material compliance with the Bank Secrecy Act (12 U.S.C. §§ 1818(s), 1829(b) and 1951-1959), the United States Foreign Corrupt Practices Act and the International Money Laundering Abatement and Anti-Terrorist Financing Act, otherwise known as the U.S.A. Patriot Act, and all regulations issued thereunder, and the Bank has properly certified foreign deposit accounts and has made necessary tax withholdings on its deposit accounts; furthermore, the Bank has timely and properly filed and maintained requisite Currency Transaction Reports and other related forms, including any requisite Custom Reports required by any agency of the United States Treasury Department, including the IRS. The Bank has filed Suspicious Activity Reports with the Financial Institutions — Financial Crimes Enforcement Network (U.S. Department of the Treasury) as required to be filed by it under the laws and regulations referenced in this Section 3.35.

Section 3.36 Trust Business. The Bank is not licensed to engage in the trust business and does not serve as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor for any fiduciary accounts, it being understood that the Bank accepting deposits in individual retirement accounts in the normal course of business is not a violation of this representation and warranty.

Section 3.37 Offices and ATMs. Confidential Schedule 3.37 sets forth a list of CCB’s and the Bank’s main office (identified as such) and each of the offices and automated teller machines (“ATMs”) maintained and operated (or to be maintained and operated) by the Bank (including, without limitation, representative and loan production offices and operations centers) and the location thereof. Except as set forth in Confidential Schedule 3.37, the Bank maintains no other office or ATM and conducts business at no other location, has not applied for nor received permission to open any additional branch nor operate any other location. Each ATM maintained and operated by the Bank is triple DES compliant.

Section 3.38 Operating Losses. Confidential Schedule 3.38 sets forth any Operating Loss which has occurred at the Bank during the period after December 31, 2004. To the Knowledge of CCB, no action has been taken or omitted to be taken by an employee of CCB or the Bank that has resulted in a CCB or Bank Operating Loss or that, net of any insurance proceeds payable in respect thereof, might reasonably be expected to result in an Operating Loss after December 31, 2004. “Operating Loss” means any loss equal to or greater than $10,000 resulting from cash shortage, lost or misposted items, disputed clerical and accounting errors, forged checks, payment of checks over stop payment orders, counterfeit money, wire transfers made in error, robberies, defalcations, check kiting, fraudulent use of credit cards or electronic teller machines or other similar acts or occurrences.

Section 3.39 Indemnification. Except as set forth in Confidential Schedule 3.39, neither CCB nor the Bank are a party to any written indemnification agreement with any of their past or present officers, directors, employees, agents or other persons who serve or served in any capacity with any other enterprise at the request of CCB or the Bank.

Section 3.40 Representations Not Misleading. To CCB’s Knowledge, all material facts relating to the business operations, Properties, assets, liabilities (contingent or otherwise) and financial condition of CCB and the Bank have been disclosed to VIB in or in connection with this Agreement. No representation or warranty by CCB contained in this Agreement, nor any exhibit or Confidential Schedule furnished to VIB by CCB under, in anticipation of or in connection with, this Agreement, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which it was made, not misleading. Except as disclosed herein, there is no matter that materially adversely affects CCB or CCB’s ability to perform the transactions contemplated by this Agreement or the Merger Agreements contemplated hereby, or to the Knowledge of CCB, will in the future result in a Material Adverse Effect with respect to CCB.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF VIB

VIB hereby makes the representations and warranties set forth in this Article IV to CCB.

Section 4.01 Organization and Qualification.

(a)

VIB is a corporation, duly organized, validly existing and in good standing under the laws of the State of California. VIB is a bank holding company registered under the BHCA. VIB has all requisite corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets, including as now owned, leased or operated and to enter into and carry out its obligations under this Agreement and the Merger Agreement. VIB owns 100% of the outstanding capital stock of Rabo.

(b)

Rabo is a national banking association duly organized, validly existing under the laws of the United States of America, and in good standing under all laws, rules and regulations applicable to national banking associations located in the State of California. Rabo has all requisite corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets, including as now owned, leased or operated. Rabo is an insured bank as defined in the FDIA, a member bank of the Federal Reserve System, and a wholly-owned subsidiary of VIB.

(c)

When organized, Newco will be a corporation, duly organized, validly existing and in good standing under the laws of the State of California. Newco will have all requisite corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business, to own, lease and operate its properties and assets, and to enter into and carry out its obligations under the Merger Agreement.

Section 4.02 Execution and Delivery.

(a)

VIB has taken all corporate action necessary to authorize the execution, delivery and (provided the required regulatory and shareholder approvals are obtained) performance of this Agreement and the other agreements and documents contemplated hereby to which it is a party, including the Merger Agreement. This Agreement has been, and the other agreements and documents contemplated hereby, including the Merger Agreement, have been or at the Closing will be, duly executed by VIB. Assuming the due execution and delivery of this Agreement and the other agreements and documents contemplated hereby by CCB, each constitutes or will constitute the valid and binding obligation of VIB, enforceable in accordance with their respective terms and conditions, subject to the Bankruptcy Exception.

(b)

When organized, Newco will take all corporate action necessary to authorize the execution, delivery and (provided the required regulatory and shareholder approvals are obtained) performance of the Merger Agreement and the other agreements and documents contemplated thereby to which it is a party. At or before the Closing, the Merger Agreement will be duly executed by Newco. Assuming due execution and delivery by CCB, each will constitute the valid and binding obligation of Newco, enforceable in accordance with its terms and conditions, subject to the Bankruptcy Exception.

Section 4.03 Compliance with Laws, Permits and Instruments.

(a)

The execution, delivery and (provided the required regulatory and shareholder approvals are obtained) performance of this Agreement and the other agreements contemplated hereby, including the Merger Agreement, and the completion of the transactions contemplated hereby and thereby by VIB, will not conflict with, or result, by itself or with the giving of notice or the passage of time, in any violation of or default or loss of a benefit under, (i) any provision of the Articles of Incorporation or Bylaws of VIB, (ii) any material provision of any mortgage, indenture, lease, contract, agreement or other instrument applicable to VIB, or its assets, operations, properties or businesses, or (iii) any permit, concession, grant, franchise, license, authorization, judgment, writ, injunction, order, decree or, to the Knowledge of VIB, any statute, law, ordinance, rule or regulation applicable to VIB, or its assets, operations, properties or businesses.

(b)

The execution, delivery and (provided the required regulatory and shareholder approvals are obtained) performance of the Merger Agreement and completion of the transactions contemplated thereby by Newco, will not conflict with, or result, by itself or with the giving of notice or the passage of time, in any violation of or default or loss of a benefit under, (i) any provision of the Articles of Incorporation or Bylaws of Newco, (ii) any material provision of any mortgage, indenture, lease, contract, agreement or other instrument applicable to Newco or its assets, operations, properties or business, or (iii) any permit, concession, grant, franchise, license, authorization, judgment, writ, injunction, order, decree or, to the Knowledge of VIB, any statute, law, ordinance, rule or regulation applicable to Newco or its assets, operations, properties or business.

Section 4.04 Litigation. No legal action, suit or proceeding or judicial, administrative or governmental investigation is pending, or to the Knowledge of VIB threatened against VIB or any Subsidiary of VIB that questions the validity of this Agreement or the agreements contemplated hereby, including the Merger Agreement, or any actions taken or to be taken by VIB or Newco pursuant hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

Section 4.05 Consents and Approvals. VIB’s Board of Directors (at a meeting called and duly held) approved and adopted this Agreement and approved the filings of all required regulatory applications for the transactions contemplated by this Agreement and the Merger Agreement. Except as disclosed on Confidential Schedule 4.05, no approval, consent, order or authorization of, or registration, declaration or filing with, any governmental authority or other third party is required on the part of VIB or Newco in connection with the execution, delivery or performance of this Agreement or the agreements contemplated hereby, including the Merger Agreement, or the completion by VIB and Newco of the transactions contemplated hereby or thereby.

Section 4.06 Regulatory Compliance. All reports, records, registrations, statements, notices and other documents or information required to be filed by VIB and the Subsidiaries of VIB during the last 2 years with any federal or state regulatory authority including, the Federal Reserve, the FDIC, the Office of the Comptroller of the Currency, the CDFI, the California Secretary, the IRS and the FTB have been duly and timely filed and all information and data contained in such reports, records or other documents are true, accurate, correct and complete. VIB and the Subsidiaries of VIB are not subject to any memorandum of understanding, cease and desist order, written agreement or other formal administrative action with any such regulatory bodies. VIB has no Knowledge that any such regulatory bodies have any present intent to place VIB or any Subsidiary of VIB under any new administrative action. There are no actions or proceedings pending, or to the Knowledge of VIB threatened against VIB or any Subsidiary of VIB by or before any such regulatory bodies or any other nation, state or subdivision thereof, or any other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

Section 4.07 Community Reinvestment Act. Rabo is in material compliance with the CRA and all regulations issued thereunder, and VIB has made available to CCB copies of current CRA Statements for Rabo, all letters and written comments received by Rabo since January 1, 2000, pertaining thereto and any responses by Rabo to those letters and comments. Rabo had a rating of “satisfactory” or better as of its most recent CRA compliance examination and VIB has no Knowledge of any reason why Rabo would not receive a rating of “satisfactory” or better at its next CRA compliance examination or why any governmental entity may seek to restrain, delay or prohibit the transactions contemplated by this Agreement as a result of any act or omission of Rabo under the CRA.

Section 4.08 Bank Secrecy Act, Foreign Corrupt Practices Act and U.S.A. Patriot Act. Rabo is in material compliance with the Bank Secrecy Act (12 U.S.C. §§ 1818(s), 1829(b) and 1951-1959), the United States Foreign Corrupt Practices Act and the International Money Laundering Abatement and Anti-Terrorist Financing Act, otherwise known as the U.S.A. Patriot Act, and all regulations issued thereunder, and Rabo has properly certified foreign deposit accounts and has made necessary tax withholdings on its deposit accounts; furthermore, Rabo has timely and properly filed and maintained requisite Currency Transaction Reports and other related forms, including any requisite Custom Reports required by any agency of the United States Treasury Department, including the IRS. Rabo has filed Suspicious Activity Reports with the Financial Institutions — Financial Crimes Enforcement Network (U.S. Department of the Treasury) as required to be filed by it under the laws and regulations referenced in this Section 4.08.

Section 4.09 Completion of Transaction. VIB has no Knowledge of any fact or circumstances relating to or affecting VIB or its Subsidiaries that it reasonably believes would prevent VIB or Newco from fulfilling their obligations under this Agreement and the Merger Agreement and completing the transactions contemplated hereby and thereby.

Section 4.10 Closing Funds. At the Closing Date, VIB will have sufficient funds available to permit it to perform its obligations under Sections 1.05(a) and 1.07(a) hereof. Confidential Schedule 4.10 contains the written guarantee of VIB’s corporate parent and funding source to provide VIB sufficient funds to perform its obligations under Sections 1.05(a) and 1.07(a) hereof.

Section 4.11 Representations Not Misleading. No representation or warranty by VIB contained in this Agreement nor any Confidential Schedule attached hereto or referred to in this Article IV contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which it was made, not misleading. Except as disclosed herein, there is no matter that materially adversely affects VIB, Rabo or Newco or VIB’s or Newco’s ability to perform the transactions contemplated by this Agreement or the Merger Agreement.

Section 4.12 Due Diligence by VIB. VIB acknowledges and agrees that it has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, and prospects of CCB and the Bank, which investigation, review and analysis was done by VIB and, to the extent VIB deemed appropriate, by VIB’s representatives. VIB acknowledges that, should the Closing occur, VIB will acquire CCB and the Bank and their properties, assets and liabilities without any representation or warranty of any kind, express or implied, from CCB or the Bank except such representations and warranties expressly set forth in Article III of this Agreement and the Confidential Schedules hereto, subject to Article X hereof.

ARTICLE V.

COVENANTS OF CCB

CCB hereby makes the covenants set forth in this Article V to VIB:

Section 5.01 Reasonable Best Efforts. CCB will use its reasonable best efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under this Agreement and to cause the completion of the transactions contemplated hereby in accordance with the terms and conditions of this Agreement.

Section 5.02 Merger Agreement. CCB will duly authorize and, prior to the Closing Date, enter into the Merger Agreement, the form of which is attached hereto as Exhibit “A,” and perform all of its obligations thereunder.

Section 5.03 Affiliate Mergers. CCB will cooperate with VIB and its Subsidiaries to cause: (a) CCB to merge with and into VIB immediately after the Effective Time; and (b) the Bank to merge with and into Rabo as soon as practicable after the Effective Time (the “Bank Merger”) (collectively, the “Affiliate Mergers”). CCB will cooperate, and will cause the Bank to cooperate, and join in with VIB and its Subsidiaries in the preparation, execution and processing of all applications and all director, shareholder and regulatory approvals of VIB, its Subsidiaries, CCB and the Bank necessary or appropriate to obtain regulatory, corporate and other approvals of the Affiliate Mergers in a timely manner; provided, however, at VIB’s sole discretion, the Bank Merger may be delayed.

Section 5.04 Submission of Merger to Shareholders. CCB, acting through its Board of Directors, in accordance with applicable law, will:

(a)

Duly call, give notice of, convene and hold, on a date mutually selected by CCB and VIB, a meeting of the Shareholders (the “Shareholders’ Meeting”), in accordance with the CCC, for the purpose of obtaining the approval of the Shareholders to this Agreement and the Merger Agreement, which meeting will be held as soon as reasonably practicable after the date of this Agreement. CCB will use its reasonable best efforts, subject to the reasonable cooperation of VIB, to cause preliminary proxy solicitation materials described in Section 5.04(c) below to be prepared and filed with the Securities and Exchange Commission on or before November 30, 2005 for use in soliciting the approval of CCB Shareholders at the Shareholders’ Meeting; provided, however, that any failure by CCB to file such preliminary proxy solicitation materials by November 30, 2005 shall not constitute a breach of this Agreement or any covenant, condition, agreement, obligation or provision hereof if the failure to file on or before such date is due to any delay or event beyond the reasonable control of CCB;

(b)

Not impose a requirement that the holders of more than the minimum required percentage (as set forth in Section 152 of the CCC) of the CCB Stock entitled to vote on the Merger and the Merger Agreement approve the Merger and the Merger Agreement;

(c)

Prepare a proxy statement, conforming to the requirements of applicable law, for use by CCB’s Board of Directors, including a letter to shareholders, notice of special meeting and form of proxy (collectively, the “Proxy Statement”) and the Proxy Statement or similar materials distributed to the Shareholders in connection with the Merger, including any amendments or supplements thereto, will comply in all material respects with applicable federal securities laws and the rules and regulations thereunder, and will disclose CCB’s Board of Director’s determination, in accordance with Chapter 13 of the CCC, that the fair market value of CCB Stock for dissenters’ rights purposes as being $20.22 per share, and the Proxy Statement will not, at the time that it or any amendment or supplement thereto is mailed to the Shareholders or at the time of the Shareholders’ Meeting, contain any untrue statement of material fact or omit to state any material fact required to be stated therein, or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by CCB with respect to information supplied by VIB that is included in the Proxy Statement;

(d)

Subject to fiduciary duties under applicable law, (i) include in the Proxy Statement the recommendation of CCB’s Board of Directors that the Shareholders vote in favor of the approval and adoption of the Merger and the Merger Agreement and the transactions contemplated hereby and thereby, and (ii) use its reasonable best efforts to obtain such Shareholder approval of the Merger and the Merger Agreement; and

(e)	Cause the Proxy Statement to be mailed to the Shareholders as soon as reasonably practicable, but at least 30 days prior to the date of the Shareholders’ Meeting.

Section 5.05 Information for Applications and Statements. CCB will promptly, but not later than 10 business days after receipt of a written request by VIB, furnish to VIB all information, data, financial statements and documents concerning CCB, required for inclusion in any application or statement to be made by VIB to, or filed by VIB with, any governmental body in connection with the transactions contemplated by this Agreement, or in connection with any other transactions during the pendency of this Agreement, and CCB represents and warrants that all information so furnished for such statements and applications will be true and correct in all material respects and will not omit any material fact required to be stated therein or necessary to make the statements made, in light of the circumstances under which they were made, not misleading. CCB will otherwise fully cooperate with VIB in the filing of any applications or other documents necessary to complete the transactions contemplated by this Agreement, including the Merger and the Affiliate Mergers.

Section 5.06 Filings with Regulatory and Governmental Agencies. All documents that CCB is responsible for filing with any regulatory or governmental agency in connection with the Merger and the Affiliate Mergers will comply, in all material respects, with applicable law.

Section 5.07 Required Acts of CCB. Between the date of this Agreement and the Closing, CCB will and, as applicable, will cause the Bank to, unless otherwise permitted in writing by VIB:

(a)	Operate only in the ordinary course of business and consistent with past practices;

(b)

Except as required by prudent business practices, use all reasonable efforts to preserve its business organization intact and to retain its present customers, depositors and employees, and to maintain all offices, machinery, equipment, materials, supplies, inventories, vehicles and other properties owned, leased or used by it (whether under its control or the control of others), in good operating condition and repair, ordinary wear and tear excepted;

(c)	Perform all of its obligations under contracts, leases and documents relating to or affecting its assets, properties and business, except such obligations as CCB may in good faith reasonably dispute;

(d)	Maintain in full force and effect all insurance policies now in effect or renewals thereof and give all notices and present all claims under all insurance policies in due and timely fashion;

(e)

Timely file, subject to extensions, all reports required to be filed with governmental and regulatory authorities and observe and conform, in all material respects, to all applicable laws, rules, regulations, ordinances, codes, orders, licenses and permits, except those being contested in good faith by appropriate proceedings;

(f)

Timely file, subject to extensions, all Tax Returns required to be filed by it and promptly pay all taxes, assessments, governmental charges, duties, penalties, interest and fines that become due and payable, except those being contested in good faith by appropriate proceedings;

(g)

Withhold from each payment made to each of its employees the amount of all taxes (including federal income taxes, FICA taxes and state and local income and wage taxes) required to be withheld therefrom and pay the same to the proper tax receiving officers;

(h)

Account for all transactions and prepare all financial statements of CCB in accordance with GAAP (unless otherwise instructed by RAP in which instance account for such transaction in accordance with RAP); and

(i)

Promptly classify and charge off loans and make appropriate adjustments to loss reserves in accordance with the Call Report Instructions and applicable FDIC, FFIEC and SEC pronouncements, including the FDIC’s Uniform Retail Credit Classification and Account Management Policy, FIL-40-2000.

Section 5.08 Prohibited Acts of CCB. Between the date of this Agreement and Closing, each of CCB and the Bank will not, without the prior written consent of VIB:

(a)

Take or fail to take any action that would cause the representations and warranties made in Article III hereof to be inaccurate at the time of the Closing or preclude CCB from making such representations and warranties at the time of the Closing;

(b)	Amend its Articles of Incorporation or Bylaws or its authorized capital stock;

(c)

Except as set forth on Confidential Schedule 5.08(c) or as explicitly permitted hereunder or in accordance with applicable law and regulation or pursuant to a Contract existing as of the date of this Agreement, enter into any new agreement or amend any existing Contract with any officer, director or employee of CCB or the Bank, or allow such persons to acquire any assets from CCB or the Bank, except (i) in the form of wages, salaries, fees for services, reimbursement of expenses and benefits already granted or accrued under the Employee Plans, (ii) any deposit (in any amount) made by an officer, director or employee, (iii) any loan made to a director in the principal amount of less than $50,000, or any loan to an officer or employee consistent with past practices in the principal amount of less than $250,000, (iv) any agreement or amendment of an existing agreement made solely for the purpose of compliance with applicable law including, without limitation, Code § 409A, (v) any amendment of the existing Salary Continuation Agreements for Nick Ventimiglia and John McCarthy solely to increase the benefit payments to each of them under their respective Salary Continuation Agreements in the amounts previously approved by CCB’s Board of Directors by resolution adopted on June 27, 2005, or (vi) any agreements contemplated by Section 5.23 and Section 5.24 of this Agreement;

(d)

Discharge or satisfy any lien, charge or encumbrance or pay any obligation or liability, whether absolute or contingent, due or to become due, except in the ordinary course of business consistent with past practices and except for liabilities incurred in connection with the transactions contemplated hereby;

(e)

Declare, set aside or make any payment of dividends or other distributions to its shareholders, declare or make any stock split, or declare, set aside or make any other distribution to its Shareholders, including any stock dividend, dividends in kind or other distribution, whether in cash, stock or other property, or purchase, retire or redeem, or obligate itself to purchase, retire or redeem, any of its shares of capital stock or other securities, other than dividends paid by the Bank to CCB;

(f)

Except for the issuance of shares of CCB Stock upon exercise of outstanding stock options, issue, reserve for issuance, grant, sell or authorize the issuance of, or redeem, any shares of its capital stock or other securities or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance thereto;

(g)	Accelerate the vesting of pension or other benefits in favor of employees of CCB or the Bank except according to the Employee Plans or as otherwise contemplated by this Agreement;

(h)

Except for FHLB stock as required by the FHLB to comply with membership requirements or in connection with exercise of a CCB stock option, acquire any capital stock or other equity securities or acquire any equity or ownership interest in any bank, corporation, partnership or other entity (except (i) through settlement of indebtedness, foreclosure, or the exercise of creditors’ remedies or (ii) in a fiduciary capacity, the ownership of which does not expose it to any liability from the business, operations or liabilities of such person);

(i)

Except for the pledge of loans and investments as required by law or in the normal course of business consistent with past practices, mortgage, pledge or subject to lien, charge, security interest or any other encumbrance or restriction any of its property, business or assets, tangible or intangible except (i) statutory liens not yet delinquent, (ii) consensual landlord liens, (iii) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purpose for which they are held, and (iv) pledges of assets to secure Eligible Obligations;

(j)

Sell, transfer, lease to others or otherwise dispose of any of its assets (except any sales of securities or sales of loans in the ordinary course of business consistent with past practices) or cancel or compromise any debt or claim, or waive or release any right or claim of a value in excess of $25,000;

(k)

Make any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or pay or agree or orally promise to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance (except as provided in Section 6.16) or vacation pay, to or for the benefit of any of its shareholders, directors, officers, employees or agents, other than periodic increases in compensation consistent with past practices, and bonuses, commissions, and incentives consistent with past and normal CCB or Bank practices to CCB or Bank employees and officers; provided, however, aggregate bonuses shall not exceed $2,000,000; and provided further, subject to VIB’s prior approval as to recipients, amounts, timing and conditions, CCB may pay or commit to pay extra compensation in the form of retention bonuses not exceeding $500,000 in the aggregate;

(l)

Except as set forth in Section 5.08(c)(iv) and as deemed necessary by CCB solely to comply with applicable law including, without limitation, Code § 409A and as set forth in Section 5.08(c)(v), enter into, amend or extend the term of any employment, change in control, indemnification or consulting contract (other than as contemplated by the terms of the Employee Plans or this Agreement) or other agreement with any director, officer or employee; or adopt, amend in any material respect or terminate any pension, employee welfare, retirement, stock purchase, stock option, phantom stock, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit-sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan or agreement maintained by it for the benefit of its directors, employees or former employees; or permit any new deferrals into or new contribution into any deferred compensation plans;

(m)	Except for improvements relating to Properties, make any capital expenditures or capital additions in excess of an aggregate of $100,000;

(n)	Hire or employ any person as a replacement for an existing position with an annual salary equal to or greater than $130,000 or hire or employ any person for any newly created position;

(o)

Sell or dispose of, or otherwise divest itself of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with sound business practice, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;

(p)

Make any, or acquiesce with any, change in any (i) credit underwriting standards or practices, including loan loss reserves, (ii) asset liability management techniques, or (iii) accounting methods, principles or material practices, except as required by changes in GAAP as concurred in by CCB’s independent auditors, or as required by any applicable regulatory authority;

(q)

Sell (but payment at maturity, prepayment by the underlying borrower, or call by the issuer are not sales) or purchase (other than purchases of obligations of the U.S. Treasury (or obligations guaranteed by any agency of the U.S. Government) or obligations with a AAA rating by at least one nationally recognized ratings agency, in both cases with a duration of 2 years or less) any investment securities;

(r)

Make, commit (whether in writing or otherwise) to make, renew, extend the maturity of, or alter any of the material terms of any loan (other than loans classified special mention, substandard or doubtful by CCB or Bank’s state or federal regulators in its most recent examination, referred to herein as “classified loans” and which are addressed by Section 5.08(s)), to any single borrower and his or her related interests in excess of the principal or commitment amounts of (i) $2,500,000 for new unsecured and $5,000,000 for renewals of unsecured, and (ii) $4,000,000 for new secured and $6,000,000 for renewals of secured; but VIB will be deemed to have given its consent under this Section 5.08(r) unless VIB objects in writing to such transaction no later than 3 days (weekends and bank holidays excluded) after actual receipt by VIB of the same information relating to the making, renewal or alteration of such loan as is provided to the CCB or Bank Board of Directors or Loan Committee thereof;

(s)

Renew, extend the maturity of, or alter any of the material terms of any classified loan in excess of the principal amounts of (i) $2,500,000 for unsecured special mention, (ii) $5,000,000 for secured special mention, (iii) $500,000 for unsecured substandard, and (iv) $1,000,000 for secured substandard; but VIB will be deemed to have given its consent under this Section 5.08(s) unless VIB objects in writing to such transaction no later than 3 days (weekends and bank holidays excluded) after actual receipt by VIB of the same information relating to the renewal or alteration of any classified loan as is provided to the CCB or Bank Board of Directors or Loan Committee thereof; or make or commit (whether in writing or otherwise) to make any new loan to a borrower or his or her related interests if such borrower has a substandard or lower graded loan;

(t)

Make, commit to make, renew, extend the maturity of, or alter any of the material terms of any borrowing, other than in the ordinary course of business; provided, however, brokered CD’s shall not be deemed in the ordinary course;

(u)

Incur any indebtedness for borrowed money (other than deposits in the ordinary course of business, Fed Funds borrowed and short-term State of California Time Deposits (not to exceed 90 days)), including trust preferred secured securities, Federal Home Loan Bank (“FHLB”) advances, and subordinated debt, or redeem any FHLB stock (unless mandated by the FHLB);

(v)

Enter into, renew, extend or terminate, or make any payment not then required under, any contract or agreement that calls for aggregate annual payments of $50,000 or more and which is not terminable at will or with 30 days or less notice without payment of any premium or penalty (other than loans in the ordinary course of business);

(w)	Enter into any acquisitions or leases of real property, including new leases and lease extensions or renewals; or

(x)

Take any action that would cause CCB or the Bank to have any liabilities or obligations under the Workers Adjustment, Retraining and Notification Act, 29 U.S.C. ss. 2101, et seq., or any similar state or local law.

Section 5.09 Access; Pre-Closing Investigation. Subject to Article XI to this Agreement, CCB will afford the officers, directors, employees, attorneys, accountants and authorized representatives of VIB full access during normal business hours to the Properties, books, contracts and records of CCB and the Bank, permit VIB to make such inspections (including with regard to Properties, physical inspection of the surface and subsurface thereof and any structure thereon) as they may reasonably require and furnish to VIB during such period all such information concerning CCB and the Bank and its affairs as VIB may reasonably request, in order that VIB may have full opportunity to make such reasonable investigation as it may desire to make of the affairs of CCB and the Bank, including access sufficient to verify the absence of any Material Adverse Effect with respect to CCB, the accuracy of the representations and warranties made by CCB in this Agreement, the value of the assets and the liabilities of CCB and the satisfaction of the conditions precedent to VIB’s obligations described in Article VIII of this Agreement. VIB will use its best efforts not to disrupt the normal business operations of CCB and the Bank. CCB will, from time to time, furnish to VIB as soon as practicable, any additional information that VIB may reasonably request. Between the date of this Agreement and the Closing Date, CCB will permit VIB’s officers and authorized representatives to meet with the directors, officers, employees, agents, accountants and authorized representatives of CCB and the Bank to discuss such matters as VIB may deem reasonably necessary or appropriate.

Section 5.10 Director and Committee Meetings. CCB will give notice to two designees of VIB and will invite, or cause the Bank to invite, those persons to attend all regular and special meetings of the Board of Directors of CCB and the Bank and all regular and special meetings of any board or senior management committee of CCB and the Bank; but CCB and the Bank reserve the right to exclude those invitees from any portion of any such meeting specifically relating to the transactions contemplated by this Agreement or which, upon the advice of legal counsel, are otherwise privileged. In addition, CCB and the Bank will provide VIB with copies of the minutes of all regular and special meetings of the Board of Directors of CCB and the Bank and minutes of all regular and special meetings of any board or senior management committee of CCB and the Bank held on or after the date of this Agreement (except portions of such minutes that are devoted to the discussion of this Agreement or the Merger or that, upon the advise of legal counsel, are otherwise privileged). CCB will provide copies of those minutes to VIB within 15 business days following the date of that meeting, and VIB will keep those minutes confidential in accordance with Article XI.

Section 5.11 Additional Financial Statements. CCB will promptly furnish VIB with true and complete copies of (a) Call Reports of the Bank and all Federal Reserve Reports on Form FR Y-9C of CCB for the period ended September 30, 2005, and each calendar quarter thereafter until the Effective Time, (b) audited financial statements and footnotes as of and for the period ended December 31, 2005, reflecting a non-qualified audit opinion and no material internal control weaknesses, to be furnished to VIB as soon as available, but not later than February 28, 2006, provided that the Effective Time has not occurred prior thereto, (c) monthly directors’ reports of CCB and the Bank, (d) unaudited month-end financial statements of CCB and the Bank, and (e) CCB’s annual report on Form FR Y6 filed with the Federal Reserve.

Section 5.12 Litigation and Claims. CCB will promptly notify VIB in writing of any litigation, or of any claim, controversy or contingent liability that is expected to become the subject of litigation, against CCB or the Bank or affecting any of their respective Properties if such litigation or potential litigation would, in the event of an unfavorable outcome, result in a liability of $100,000 or more, and CCB will promptly notify VIB of any legal action, third-party summons, suit or proceeding or judicial, administrative or governmental inquiry or investigation, pending, or to the Knowledge of CCB threatened against CCB or the Bank.

Section 5.13 Adverse Changes. CCB will promptly notify VIB in writing if any change or development has occurred, or to the Knowledge of CCB been threatened (or any development has occurred or been threatened involving a prospective change) which (a) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, (b) would adversely affect, prevent or delay the obtaining of any regulatory approval for the completion of the transactions contemplated by this Agreement, or (c) would cause the conditions in Section 8.01 and Section 8.02 not to occur.

Section 5.14 No Negotiation with Others.

(a)

Neither CCB nor the Bank will (i) solicit, initiate, participate in discussions or negotiations of, or encourage or take any other action to facilitate (including disclosing or furnishing of any information that it is not legally obligated to disclose or furnish) any inquiry or the making of any Acquisition Proposal (as defined below) with respect to CCB or the Bank, or (ii) enter into any agreement, arrangement or understanding (whether written or oral) regarding any proposal or transaction providing for or requiring it to abandon, terminate or fail to complete the transactions contemplated by this Agreement, under any of the instances described in this Section 5.14. CCB will immediately instruct and otherwise use its reasonable best efforts to cause its directors, officers, employees, agents, advisors (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries), consultants and other representatives to comply with these prohibitions. Notwithstanding the foregoing, CCB may provide information at the request of or enter into discussions or negotiations with a third party with respect to an Acquisition Proposal or provide a recommendation to the Shareholders regarding an Acquisition Proposal if CCB’s Board of Directors determines in good faith (after consultation with legal counsel) that the failure to do so is, or would be reasonably likely to be, inconsistent with its fiduciary duties under applicable law. CCB will promptly notify VIB orally and in writing if it receives any such inquiry or proposal and will provide reasonable detail of all relevant facts relating to such inquiries. This Section will not prohibit accurate disclosure by CCB in any document (including the Proxy Statement) or other disclosure under applicable law if in the opinion of CCB’s Board of Directors, disclosure is required under applicable law.

(b)

“Acquisition Proposal” means, with respect to CCB or the Bank, any of the following (other than the Merger or the Affiliate Mergers): (i) a merger or consolidation or any similar transaction of any company with CCB or the Bank, (ii) a purchase, lease or other acquisition of a material portion of all the assets of CCB or the Bank, (iii) a purchase or other acquisition of “beneficial ownership” by any “person” or “group” (as such terms are defined in Section 13(d)(3) of the Exchange Act) (including by way of merger, consolidation, share exchange or otherwise) that would cause such person or group to become the beneficial owner of securities representing 25% or more of the voting power of either CCB or the Bank or (iv) a tender or exchange offer to acquire securities representing 25% or more of the voting power of CCB.

Section 5.15 Consents and Approvals. CCB will use its reasonable best efforts to obtain at the earliest practicable time all consents and approvals from third parties necessary to complete the transactions contemplated by this Agreement.

Section 5.16 401(k) Plan. CCB and VIB agree (and CCB shall cause the Bank to agree) that before the Effective Time, CCB and the Bank shall make contributions to CCB’s 401(k) Profit Sharing Plan & Trust (the “401(k) Plan”) sufficient to comply with the existing terms of such plan as to participant elective deferral contributions, the employer’s matching contributions and any other employer contributions to be made for compensation received through the Effective Time; provided, however, any matching contributions may be made only in accordance with past practices and no discretionary contributions shall be made by CCB or the Bank. CCB will take all action necessary to terminate the 401(k) Plan and effect the repayment or refinancing of all 401(k) Plan loans effective no later than immediately before the Effective Time. As of the Effective Time, all contributions to the 401(k) Plan, including elective salary deferrals and matching contributions, will cease.  All participants will be fully vested in their 401(k) Plan balances at the time the 401(k) Plan is terminated.  CCB will not permit the trustees of the 401(k) Plan to make any distributions under the 401(k) Plan, except with respect to any participant whose employment has terminated, until the earlier of (a) receipt of a favorable IRS determination letter as to termination of the 401(k) Plan or (b) the last day on which the trustees are required to make that distribution under the terms of the 401(k) Plan.

Section 5.17 Employee Welfare Benefit Plans. CCB agrees (and CCB shall cause the Bank to agree) that the Employee Plans which are employee welfare benefit plans, as defined in ERISA § 3(1), may be terminated, modified or merged into Rabo’s employee welfare benefit plans on or after the Effective Time, as determined by VIB in its sole discretion, subject to compliance with applicable law so long as any such action does not reduce or adversely change any benefits already accrued thereunder, if any.

Section 5.18 Additional Accruals and Reserves. At VIB’s request, CCB will establish such additional accruals and reserves as may be necessary to conform CCB’s accounting and credit loss reserve practices and methods to those of VIB and VIB’s plans with respect to the conduct of CCB’s business following the Merger; but no such additional accruals or reserves need be (a) made before the last business day of the month immediately preceding the Closing Date (which date will be at least 10 business days before the Closing Date). VIB acknowledges that establishing such accruals and reserves will not (a) be deemed to cause the CCB Financial Statements to have been prepared other than in accordance with GAAP, (b) constitute or result in a Material Adverse Effect with respect to CCB, (c) constitute a breach of any provision of this Agreement by CCB, or (d) affect CCB’s obligation pursuant to Section 8.10 of this Agreement.

Section 5.19 Disclosure Confidential Schedules. At or before the Closing, CCB will provide VIB with supplemental Confidential Schedules to be delivered by CCB pursuant to this Agreement, reflecting any material changes thereto between the date of this Agreement and the Closing Date.

Section 5.20 Employee Matters. CCB will give prompt notice to VIB, if, to the Knowledge of CCB (but in determining that Knowledge, excluding the exclusive knowledge of the person planning to terminate), a director or officer (vice president or higher) of CCB or the Bank terminates or communicates an intention to terminate his or her directorship or employment relationship with CCB or the Bank prior to the Closing Date. Prior to Closing, CCB will cause (or will cause the Bank to cause) all CCB employees to become employees of the Bank on terms and conditions of employment (including compensation and job position) identical to those in effect for such employees immediately prior to their transfer of employment to the Bank such that at the Effective Time, CCB will have no employees.

Section 5.21 Voting and Director Support Agreements. Simultaneously with the execution of this Agreement, (a) each of the Shareholders listed on Confidential Schedule 5.21(a) will execute and deliver to VIB the Voting Agreement and Irrevocable Proxy in the form of Exhibit “D” attached hereto, and (b) each of the CCB directors listed on Confidential Schedule 5.21(b) will execute and deliver to VIB a Director Support Agreement in the form of Exhibit “E” attached hereto.

Section 5.22 Nasdaq Listing. CCB will take all actions reasonably necessary to delist the CCB Stock from trading on the Nasdaq National Market System effective as of the Effective Time.

Section 5.23 Employment and Consulting Agreements. Simultaneously with the execution of this Agreement, (a) each of the persons identified on Confidential Schedule 5.23(a) will enter into an Employment Agreement with the Bank in the form attached hereto as Exhibit “F-1,” Exhibit “F-2,” Exhibit “F-3,” or Exhibit “F-4,” as applicable, and each such person shall enter into an Executive Support Agreement with VIB in the form attached hereto as Exhibit “G,” and (b) each of the persons identified on Confidential Schedule 5.23(b) will enter into a Consulting Agreement with the Bank in the form attached hereto as Exhibit “H-1” or Exhibit “H-2,” as applicable, and each such person shall enter into a Consultant Support Agreement with VIB in the form attached hereto as Exhibit “I-1” or Exhibit “I-2,” as applicable.

Section 5.24 Settlement Agreements. Simultaneously with the execution of this Agreement, each of the persons identified on Confidential Schedule 5.24 will enter into a Settlement Agreement and General Release with the Bank in the form attached hereto as Exhibit “J-1,” or Exhibit “J-2,” as applicable.

Section 5.25 Separation Pay Agreements. Prior to the Closing, CCB will use its best efforts to obtain (i) a written acknowledgement from each party listed on Confidential Schedule 3.28(j) (other than those parties listed on Confidential Schedule 5.23(a)) that any transfer of their employment to CCB from the Bank (or vice versa) or from CCB or the Bank to Rabo will not give rise to any right to any severance or change in control benefit under each such party’s Separation Pay Agreement, and (ii) a written consent from each party listed on Confidential Schedule 3.28(j) (other than those parties listed on Confidential Schedule 5.23(a)) consenting to the transfer or assignment of such party’s Separation Pay Agreement to CCB from the Bank (or vice versa) or from CCB or the Bank to Rabo in connection with any such party’s transfer of employment. Notwithstanding any other provision of this Agreement to the contrary, a decision by any one or more of the persons identified on Confidential Schedule 5.25 to not execute a written acknowledgement or a written consent shall not constitute a breach by CCB of this Section 5.25 or any other provision of this Agreement, nor constitute a failure of a condition to the obligations of VIB set forth in Article VIII of this Agreement.

Section 5.26 Nonqualified Deferred Compensation Plan. CCB and/or the Bank will take all action necessary to freeze the CCB Nonqualified Deferred Compensation Plan as of the Effective Time, such that there shall be no distribution elections, deferrals or contributions after the Effective Time. From and after the date hereof, no new participants shall be permitted to make deferrals or contributions to the CCB Nonqualified Deferred Compensation Plan. Any additional deferrals or contributions made by current CCB Nonqualified Deferred Compensation Plan participants prior to the Effective Time shall be subject to opinion of tax/employee benefits counsel that such deferrals or contributions are not subject to federal income tax or income tax withholding at the time of contribution.

ARTICLE VI.

COVENANTS OF VIB

VIB hereby makes the covenants set forth in this Article VI to CCB.

Section 6.01 Reasonable Best Efforts. VIB will use its reasonable best efforts to perform and fulfill, and to cause Rabo and Newco to perform and fulfill, all conditions and obligations on their part to be performed of fulfilled under this Agreement and to cause the completion of the transactions contemplated hereby in accordance with the terms and conditions of this Agreement.

Section 6.02 Incorporation and Organization of Newco. Prior to the Closing Date, VIB will incorporate, or will cause the incorporation of, Newco under the laws of the State of California.

Section 6.03 Merger Agreement.

(a)

VIB will, and will cause Rabo and Newco to, duly adopt and approve and execute and deliver the Merger Agreement and complete the transactions contemplated hereby and thereby. VIB will cause Rabo to approve the filings of all required regulatory applications for the transactions contemplated by this Agreement and the Merger Agreement, including the Affiliate Mergers, immediately after completing the Merger.

(b)

VIB will cause Newco, to enter into the Merger Agreement prior to the Closing Date, the form of which is attached hereto as Exhibit “A,” and VIB will cause Newco to perform all of its obligations thereunder.

(c)	VIB will, as the sole shareholder of Newco, vote all outstanding shares of the common stock of Newco in favor of the Merger Agreement and the transactions contemplated thereby, including the Merger.

Section 6.04 Affiliate Mergers. VIB will, and will cause Rabo to, complete the Affiliate Mergers as soon as practicable after the Effective Time and will, and will cause Rabo to, cooperate and join in with VIB, its Subsidiaries, CCB and the Bank in preparing, executing and processing all applications and all director, shareholder and regulatory approvals of VIB, its Subsidiaries, CCB and the Bank necessary or appropriate to obtain regulatory, corporate and other approvals of the Affiliate Mergers in a timely manner; provided, however, at VIB’s sole discretion the Bank Merger may be delayed.

Section 6.05 Regulatory Approvals.

(a)

Subject to VIB’s right to delay the Bank Merger, VIB and Newco, with the reasonable cooperation of CCB, will promptly but in no event later than November 30, 2005, file or cause to be filed applications for all regulatory approvals required to be obtained by VIB, Rabo or Newco in connection with this Agreement and the transactions contemplated hereby and by the Merger Agreement; provided, however, that any failure by VIB to file such applications by November 30, 2005 shall not constitute a breach of this Agreement or any covenant, condition, agreement, obligation or provision hereof if the failure to file on or before such date is due to any delay or event beyond the reasonable control of VIB. VIB will use its reasonable best efforts to obtain, or to cause Rabo and Newco to obtain, all such regulatory approvals at the earliest practicable time.

(b)

VIB will (i) provide CCB and its counsel with copies of all such applications and filings in proposed final form, in each case allowing a reasonable amount of time for CCB and its counsel to review such proposed final forms of applications and filings in advance of their submission to the applicable regulatory agencies, (ii) keep CCB reasonably informed as to the status of such applications and filings, and (iii) promptly furnish CCB and its legal counsel with copies of all such applications and filings in the form as submitted to the applicable regulatory agencies including all correspondence related thereto, except that for which confidential treatment has been requested.

Section 6.06 Information for Applications and Statements. VIB will promptly, but not later than 10 business days after receipt of a written request by CCB, furnish and cause Rabo and Newco to furnish, to CCB all information, data, financial statements and documents concerning VIB, Rabo and Newco, required for inclusion in the Proxy Statement or any application or statement to be made by CCB to, or filed by CCB with, any governmental body in connection with the transactions contemplated by this Agreement, or in connection with any other transactions during the pendency of this Agreement, and VIB represents and warrants that all information so furnished for such statements and applications will be true and correct in all material respects and will not omit any material fact required to be stated therein or necessary to make the statements made, in light of the circumstances under which they were made, not misleading. VIB will, and will cause Rabo and Newco to, otherwise fully cooperate with CCB in the filing of any applications or other documents necessary to complete the transactions contemplated by this Agreement, including the Affiliate Mergers.

Section 6.07 Filings with Regulatory and Governmental Agencies. All documents that VIB, Rabo and Newco are responsible for filing with any regulatory or governmental agency in connection with the Merger and the Affiliate Mergers will comply, in all material respects, with applicable law.

Section 6.08 Acts of Newco. Before the Closing, VIB will cause Newco not to take any action or execute any agreement, document or certificate except as contemplated by this Agreement and the other agreements contemplated hereby, including the Merger Agreement.

Section 6.09 Prohibited Acts of VIB. Before the Closing, VIB will not and VIB will not permit Rabo or Newco, without the prior written consent of CCB, to take or fail to take any action that would cause or permit the representations and warranties made in Article IV hereof to be inaccurate at the time of the Closing or preclude VIB from making such representations and warranties at the time of the Closing or in any of the conditions to the Merger set forth in Article VII not being satisfied.

Section 6.10 Litigation and Claims. VIB will promptly notify CCB of any legal action, suit or proceeding or judicial, administrative or governmental investigation, pending, or to the Knowledge of VIB threatened against VIB, Rabo or Newco that questions or might question the validity of this Agreement or the agreements contemplated hereby, including the Merger Agreement, or any actions taken or to be taken by VIB, Rabo or Newco pursuant hereto or thereto, or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

Section 6.11 Adverse Changes. VIB will promptly notify CCB in writing if any change or development has occurred or, to the Knowledge of VIB, been threatened (or any development has occurred or been threatened involving a prospective change) which (a) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, (b) would adversely affect, prevent or delay the obtaining of any regulatory approval for the completion of the transactions contemplated by this Agreement, or (c) would cause the conditions in Section 7.01 and Section 7.02 not to occur.

Section 6.12 Consents and Approvals. VIB will use its reasonable best efforts to obtain, and cause Rabo and Newco to obtain, at the earliest practicable time all consents and approvals from third parties necessary to complete the transactions contemplated by this Agreement and the Merger Agreement.

Section 6.13 Disclosure Confidential Schedules. At or before the Closing, VIB will provide CCB with supplemental Confidential Schedules to be delivered by VIB pursuant to this Agreement, reflecting any material changes thereto between the date of this Agreement and the Closing Date.

Section 6.14 Indemnification and Insurance.

(a)

VIB will, for a period of 3 years after the Effective Time, indemnify and hold harmless each officer, director, employee, agent, or other person entitled to indemnification from CCB or the Bank against all liabilities arising out of actions or omissions occurring at or before the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent permitted by law but only to the same extent and subject to the conditions set forth in the respective Articles of Incorporation and Bylaws of CCB and the Bank and any indemnification agreements entered into by CCB or the Bank before the date of this Agreement. At the Effective Time, without the need for any action by any party, VIB shall become obligated under each of the indemnification agreements listed on Confidential Schedule 3.39 in substitution for CCB and the Bank as if an original signatory thereto.

(b)

Subject to the terms of each Employment Agreement or Consulting Agreement executed pursuant to Section 5.23, after the Effective Time, directors, officers and employees of CCB or the Bank who become directors, officers or employees of VIB or its Subsidiaries, except for the indemnification rights provided for in Section 6.14(a) above, will have indemnification rights having prospective application only. The prospective indemnification rights will consist of such rights to which directors, officers and employees of VIB and its Subsidiaries would be entitled under the Articles or Bylaws of VIB or the particular Subsidiary of VIB for which they are serving as an officer, director or employee and under such directors’ and officers’ liability insurance policy as VIB may then make available to officers, directors and employees of VIB and its Subsidiaries. At the Effective Time, any executive officer or director of CCB or the Bank who becomes an officer or director of VIB (including any Subsidiary of VIB) will be included in VIB’s directors’ and officers’ liability insurance policy.

(c)

CCB shall purchase extended reporting period coverage for CCB’s and the Bank’s existing officers’ and directors’ liability insurance (“D&O Insurance”) for a period of up to 3 years after the Effective Time as long as the cost thereof does not exceed 250% of the last annual premiums paid by CCB for D&O Insurance (the “Maximum Amount”). If the amount of premium that is necessary to maintain or procure that insurance coverage exceeds the Maximum Amount, CCB shall purchase the most advantageous policy of D&O Insurance obtainable for a premium equal to the Maximum Amount.

(d)

This Section 6.14 is intended to be for the benefit of, and is enforceable by, each of the officers, directors, employees and agents of CCB and the Bank, and their respective heirs and representatives.

(e)

If VIB or any of its successors or assigns consolidates with or merges into any other person and VIB is not the continuing or surviving person of that consolidation or merger or it transfers all or substantially all of its assets to any person, then in each case, proper provisions will be made so that the successor and assigns of VIB will assume all of the obligations set forth in this Section 6.14.

Section 6.15 Employee Benefits.

(a)

From the Effective Time and for a period of 12 months thereafter, each employee of CCB, the Bank, VIB or Rabo who was an employee of CCB or the Bank immediately prior to the Effective Time and who continues to be employed by CCB, the Bank, VIB or Rabo after the Effective Time (each a “Continuing Employee”) shall be allowed to participate in employee benefit plans providing, in the aggregate, Welfare Benefits similar to those provided to such Continuing Employee under the Employee Plans immediately prior to the Effective Time at coverage levels and employee costs which are no less favorable, in the aggregate, than those provided under the Employee Plans immediately prior to the Effective Time. No Welfare Benefits will be provided to any Continuing Employee after their termination of employment except as required by law or as set forth in Confidential Schedule 6.16. “Welfare Benefits” shall mean the types of benefits described in § 3(1) of ERISA.

(b)

As of the Effective Time, if a Continuing  Employee has sufficient service (taking into account service credited pursuant to Section 6.15(c)) under the 401(k) Plan maintained by Rabo, such Continuing Employee shall be allowed to enter active participation in the 401(k) Plan maintained by Rabo, in accordance with its terms and conditions, as of the Effective Time and the 401(k) Plan maintained by Rabo shall agree to accept rollovers of Continuing Employee’s account balances (provided such balances constitute an “eligible rollover distribution” under Code § 402(c)), including one loan, subject to the receipt of a favorable determination letter regarding the termination of the 401(k) Plan, or at an earlier time as agreed to by the parties.

(c)

For all purposes under the employee benefit plans, practices or arrangements of CCB, the Bank, VIB or Rabo providing benefits to any Continuing Employee after the Effective Time, each Continuing Employee shall be credited with all years of service for which such Continuing Employee was credited before the Effective Time under any similar Employee Plans, except for purposes of benefit accrual under any plan intended to be qualified under § 401(a) of the Code.

Section 6.16 Severance Benefits. Severance payments will be provided to Eligible Employees (as that term is defined in Confidential Schedule 6.16) in accordance with Confidential Schedule 6.16.

Section 6.17 Nonqualified Deferred Compensation Plan. Effective as of the Effective Time VIB will, or VIB will cause Rabo or the Bank to, assume the CCB Nonqualified Deferred Compensation Plan (the “NQDC Plan”) as frozen in accordance with Section 5.26.  All benefits accrued under the NQDC Plan will be distributed to participants in accordance with the terms of the NQDC Plan and the individual participants’ elections; provided that the NQDC Plan shall not be terminated until all such distributions have been made to participants in accordance with participants’ elections, and the NQDC Plan shall be amended (i) to the extent necessary to comply with Code § 409A, (ii) to the extent necessary to reflect the fact that the CCB stock held in the NQDC Plan’s associated trust has been reduced to cash, and (iii) to provide that from and after the Effective Time, all NQDC Plan accounts shall only be credited with earnings equal to the rate of interest on the United States Treasury ten-year note, reset quarterly and that no other measure shall be used to determine earnings on NQDC Plan account balances.

ARTICLE VII.

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF CCB

All obligations of CCB under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any or all of which may be waived in whole or in part by CCB:

Section 7.01 Compliance with Representations and Warranties.

(a)

All of the representations and warranties made by VIB in this Agreement being true and correct as of the date of this Agreement and being true and correct in all material respects as of the Closing as though made on and as of the Closing (except to the extent any such representation or warranty expressly speaks as of an earlier date).

(b)

No representation or warranty by VIB contained in this Agreement, nor any exhibit or Confidential Schedule furnished to CCB by VIB under this Agreement, containing on the Closing Date any untrue statement of a material fact or omitting to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which it was made, not misleading.

Section 7.02 Compliance with Covenants and Agreements. VIB, Rabo and Newco having performed in all material respects all of their respective obligations and their having complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to or at the Closing.

Section 7.03 Shareholder Approval.

(a)

This Agreement, the Merger Agreement and the Merger having been approved and adopted by the requisite vote of the holders of the outstanding shares of CCB Stock as and to the extent required by the CCC.

(b)	The Merger Agreement having been approved and adopted by the sole shareholder of Newco.

Section 7.04 Government Approvals.

(a)	VIB and Newco having received approvals, acquiescence, confirmation or consents for the Merger from all necessary governmental agencies and authorities;

(b)	All applicable waiting periods having expired; and

(c)

The approvals referenced in subsection (a) above and the transactions contemplated hereby not having been contested or threatened in writing to be contested by any Federal or state governmental authority by formal proceedings.

Section 7.05 No Litigation. No action having been taken, and no statute, rule, regulation or order having been issued, enacted, entered, enforced or deemed applicable to this Agreement, the Merger, or the transactions contemplated hereby or thereby by any Federal, state or foreign government or governmental authority or by any court, including the entry of a preliminary or permanent injunction, that would: (i) make this Agreement or any other agreement contemplated hereby, including the Merger Agreement, or the transactions contemplated hereby or thereby illegal, invalid or unenforceable, (ii) require the divestiture of a material portion of the assets of VIB, (iii) impose material limits in the ability of any party to this Agreement to complete the transactions contemplated by this Agreement or any other agreement contemplated hereby, including the Merger Agreement, or the transactions contemplated hereby or thereby, (iv) otherwise result in a Material Adverse Effect, or (v) if this Agreement or any other agreement contemplated hereby, including the Merger Agreement, or the transactions contemplated hereby or thereby are completed, subject CCB or subject any officer, director, shareholder or employee of CCB to criminal or civil liability. Further, no action or proceeding before any court or governmental authority, by any government or governmental authority or by any other person is threatened in writing, instituted or pending that would reasonably be expected to result in any of the consequences referred to in clauses (i) through (v) above.

Section 7.06 Delivery of Closing Documents. CCB having received all documents required to be received from VIB, Rabo and Newco on or before the Closing Date as set forth in Section 2.03 hereof, all in form and substance reasonably satisfactory to CCB.

Section 7.07 Receipt of Fairness Opinion. CCB’s Board of Directors having received from its investment advisor, Sandler O’Neill & Partners, L.P., (a) a written opinion dated the date hereof to the effect that the Per Share Consideration is fair to the Shareholders from a financial point of view and (b) on the date of the mailing of the Proxy Statement, an updated written opinion to be attached to the Proxy Statement to the effect that the Per Share Consideration is fair to the Shareholders from a financial point of view.

ARTICLE VIII.

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF VIB

All obligations of VIB under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any or all of which may be waived in whole or in part by VIB:

Section 8.01 Compliance with Representations and Warranties.

(a)

All of the representations and warranties made by CCB in this Agreement being true and correct as of the date of this Agreement and being true and correct in all material respects as of the Closing as though made on and as of the Closing (except to the extent any such representation or warranty expressly speaks as of an earlier date).

(b)

No representation or warranty by CCB contained in this Agreement, nor any exhibit or Confidential Schedule furnished to VIB by CCB under this Agreement, containing on the Closing Date any untrue statement of a material fact or omitting to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which it was made, not misleading.

Section 8.02 Compliance with Covenants and Agreements. CCB and the Bank having performed in all material respects all obligations and having complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them prior to or at the Closing.

Section 8.03 Shareholder Approval. This Agreement, the Merger Agreement and the Merger having been approved and adopted by the requisite vote of the holders of the outstanding shares of CCB Stock as and to the extent required by the CCC.

Section 8.04 Government Approvals.

(a)

VIB having received approvals, acquiescence, confirmation or consents of the transactions contemplated by this Agreement from all necessary governmental agencies and authorities and all such approvals, acquiescence or consents will not have imposed any condition, restriction or requirement relating to this Agreement or the Merger which would have a Material Adverse Effect upon VIB or preclude satisfaction of any material conditions to consummation of the transactions contemplated by this Agreement.;

(b)	All applicable waiting periods having expired; and

(c)

The approvals referenced in subsection (a) above and the transactions contemplated hereby not having been contested or threatened in writing to be contested by any Federal or state governmental authority by formal proceedings.

Section 8.05 No Litigation.

(a)

Except for results of the King City litigation, no action, claim, suit, investigation, review or other legal, quasi-judicial or administrative proceeding of any kind or nature having been taken or initiated or be threatened against or affecting CCB or the Bank, or any of their respective current or former officers and directors (while acting in such capacity) or any of their Properties, at law or in equity, or by or before any federal, state or municipal court or other governmental or administrative department, commission, board, bureau, agency or instrumentality that in any manner involves CCB or the Bank, or any of their current or former officers or directors (while acting in such capacity) or any of their Properties or capital stock that would reasonably be anticipated to result in payment by CCB and the Bank, as a group, of $250,000 or more (excluding attorney and expert witness fees and other costs of the defense thereof); provided, however, that no such payment shall constitute a failure of a condition to the obligations of VIB set forth in Article VIII of this Agreement unless such anticipated payment would constitute a Material Adverse Effect.

(b)

No action having been taken, and no statute, rule, regulation or order will have been issued, enacted, entered, enforced or deemed applicable to this Agreement, the Merger Agreement, the Merger, or the transactions contemplated hereby or thereby by any Federal, state or foreign government or governmental authority or by any court including the entry of a preliminary or permanent injunction, that would (i) make this Agreement or any other agreement contemplated hereby, including the Merger Agreement, or the transactions contemplated hereby or thereby illegal, invalid or unenforceable, (ii) require the divestiture of a material portion of the assets of CCB or the Bank, (iii) impose material limits in the ability of any party to this Agreement to complete the transactions contemplated by this Agreement or any other agreement contemplated hereby, including the Merger Agreement, or the transactions contemplated hereby or thereby, (iv) otherwise result in a Material Adverse Effect, or (v) if this Agreement or any other agreement contemplated hereby, including the Merger Agreement, or the transactions contemplated hereby or thereby are completed, subject VIB or subject any officer, director, shareholder or employee of VIB to criminal or civil liability. Further, no action or proceeding before any court or governmental authority by any government or governmental authority or by any other person having been threatened in writing, instituted or pending that would reasonably be expected to result in any of the consequences referred to in clauses (i) through (v) above.

Section 8.06 Delivery of Closing Documents. VIB having received all documents required to be received from CCB on or before the Closing Date as set forth in Section 2.02 hereof, all in form and substance reasonably satisfactory to VIB.

Section 8.07 Dissenting Shareholders. Holders of not more than fifteen percent (15%) of the issued and outstanding shares of CCB Stock having perfected their appraisal rights under Chapter 13 of the CCC and having demanded payment of the fair value of their shares as Dissenting Shares at a price that exceeds the Per Share Consideration payable to Shareholders as set forth in Section 1.05(a) .

Section 8.08 No Material Adverse Effect. There having been no Material Adverse Effect with respect to CCB since June 30, 2005.

Section 8.09 Termination of Employee Plans. VIB having received evidence satisfactory to VIB that, as of the Effective Time, all Employee Plans which are to be terminated pursuant to this Agreement or any Settlement Agreements have been terminated in accordance with the terms of those Employee Plans, the Code, ERISA and all other applicable laws and regulations on a basis satisfactory to VIB and that, to the extent VIB deems necessary or appropriate, participants have been notified of termination. Further, CCB and the Bank having taken all necessary action with respect to those Employee Plans to ensure that such Employee Plans can be terminated within 30 days of the Effective Time, without payment of any additional contribution or amount and without creating any unfunded or unaccrued liability or, except with respect to the 401(k) Plan, the vesting or acceleration of any benefits promised by such Employee Plan.

Section 8.10 Allowance for Loan Losses. The allowance for loan losses account for the Bank, exclusive of any adjustment made pursuant to Section 5.18 of this Agreement, being adequate, in all material respects under GAAP, to provide for all losses, net of recoveries relating to loans previously charged off, on all outstanding loans of the Bank.

Section 8.11 Stock Options. Prior to the Effective Time, CCB shall (a) cause each holder of CCB’s stock options to exchange any unexercised vested and unvested stock options prior to the Effective Time for the right to receive cash as set forth in Section 1.08 and (b) take all actions necessary to cancel and terminate CCB’s Stock Option Plans and all outstanding options thereunder, such cancellation and termination to be effective at the Effective Time. Each holder of such canceled CCB stock options shall acknowledge that upon payment of such amount set forth in Section 1.08, no further liability shall accrue to CCB, the Bank, VIB or any successor thereto.

ARTICLE IX.

EXPENSES, TERMINATION AND ABANDONMENT

Section 9.01 Expenses. Except as otherwise provided in this Agreement, each of the parties hereto will bear its respective costs and expenses incurred in connection with the completion of the transactions contemplated by this Agreement.

Section 9.02 Termination. Subject to any payments as provided in Section 9.03, this Agreement may be terminated, and the Merger may be abandoned, at any time before the Effective Time:

(a)	by mutual written agreement between VIB and CCB, if the Board of Directors of each party so determines by vote of a majority of the members of its entire Board;

(b)	by either VIB or CCB, if the Effective Time has not occurred by the close of business on May 31, 2006, or such later date as may be mutually agreed to by VIB and CCB;

(c)

by VIB or CCB, if there is a material breach by the other party of any representation, warranty, covenant or agreement contained herein or in any Confidential Schedule or document required to be delivered pursuant hereto, which breach would result in the failure to satisfy the Closing conditions set forth in Section 8.01(excluding Section 3.14) or Section 8.02 in the case of VIB, or Section 7.01 or Section 7.02 in the case of CCB, and which breach cannot be cured or is not cured within 20 days after written notice specifying the nature of the breach is given by the non-breaching party to the party committing such breach;

(d)

by either VIB or CCB, upon the expiration of thirty (30) days after (i) any governmental agency or regulatory authority denies or refuses to grant any approval, consent or other qualification required in order to legally consummate the transactions contemplated by this Agreement unless, within such thirty (30) day period after such denial or refusal, VIB and CCB agree to appeal such denial or refusal or VIB and CCB agree to amend and re-submit the applicable application to the governmental agency or regulatory authority which has denied or refused to grant the approval, consent or other qualification, or (ii) any court of competent jurisdiction in the United States or other United States (federal or state) governmental body has issued an order, decree or ruling or taken any other action restraining, enjoining, invalidating or otherwise prohibiting this Agreement or consummation of the transactions contemplated hereby and such order, decree, ruling or other action has become final and nonappealable; but no party will have the right to terminate this Agreement pursuant to this Section 9.02(d) if any event in either clause (i) or (ii) above is principally caused by a material breach by such party of any representation, warranty, covenant or agreement contained herein or in any Confidential Schedule or document required to be delivered pursuant hereto and such material breach cannot be cured or is not cured within 20 days after written notice specifying the nature of such material breach has been given to such party by the other party;

(e)

by VIB if (i) in breach of Section 5.04, CCB’s Board of Directors does not convene the Shareholders’ Meeting, CCB’s Board of Directors fails to recommend adoption of this Agreement or the Merger Agreement to the Shareholders or adversely alters or modifies or withdraws its favorable recommendation of this Agreement and the Merger Agreement other than in connection with a Superior Proposal (as defined in Section 9.02(f) below), or CCB is otherwise in breach of its obligations under Section 5.04, (ii) this Agreement and the Merger Agreement are not approved by the Shareholders, and (iii) VIB is not, as of the date of such breach by CCB of Section 5.04, in material breach of this Agreement, in accordance with the provisions of Section 9.02(c);

(f)

by CCB if (i) CCB’s Board of Directors authorizes CCB to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and CCB delivers to VIB written notice to that effect, setting forth the material terms and conditions of the Superior Proposal, indicating that it intends to enter into such an agreement and (ii) VIB does not deliver to CCB, within 5 business days of receipt of such written notice, its own written proposal or offer in response to such Superior Proposal, or VIB submits a proposal or offer that CCB’s Board of Directors (after consultation with CCB’s legal and financial advisors) concludes in good faith within 5 business days thereafter is no less favorable, from a legal and financial point of view, to the Shareholders as the Superior Proposal; but such termination will not be effective until CCB (or a third party on behalf of CCB) has made payment to VIB of the liquidated damages required to be paid pursuant to Section 9.03(d). A “Superior Proposal” means a written Acquisition Proposal (as defined in Section 5.14) that CCB’s Board of Directors determines, in its good faith judgment (after consultation with CCB’s legal counsel and financial advisors), (i) to be more favorable to the Shareholders than the transactions contemplated hereby and (ii) to be reasonably likely to be completed, taking into account all legal, financial and regulatory aspects of the proposal;

(g)

by VIB if (i) before the Shareholders’ Meeting, a bona fide Acquisition Proposal (as defined in Section 5.14) is made to CCB or any person publicly announces the intent to make a bona fide Acquisition Proposal to CCB; (ii) this Agreement and the Merger Agreement are not approved by the Shareholders; and (iii) VIB was not, as of the date such Acquisition Proposal is made or such person announces the intent to make an Acquisition Proposal, in material breach of this Agreement; provided that VIB’s recourse for termination pursuant to this provision shall be exclusively as set forth in Section 9.03(c);

(h)	by VIB or CCB, if this Agreement and the Merger Agreement are not approved by the required vote of the holders of the outstanding shares of CCB Stock in accordance with the CCC; or

(i)

by VIB, if there has been a Material Adverse Effect with respect to CCB in breach of Section 3.14 or Section 8.08, and which Material Adverse Effect cannot be cured or is not cured within 20 days after written notice specifying the nature of the Material Adverse Effect is given by VIB to CCB.

Section 9.03 Liabilities and Remedies; Liquidated Damages.

(a)

If this Agreement is terminated by either CCB or VIB as provided in Section 9.02, this Agreement will thereby become void and have no effect, and no party will have any further obligation or liability to any other party except: (i) with respect to Article XI, which will survive the termination of this Agreement; (ii) to the extent such termination is pursuant to Section 9.02(c) of this Agreement, in which case the nonbreaching party is entitled to such remedies and relief against the breaching party as are available at law; and (iii) except as otherwise provided in Section 9.03(b), Section 9.03(c), Section 9.03(d), Section 9.03(e), Section 9.03(f) or Section 9.03(g) below, but there shall be no duplication of remedy under such Sections. Moreover, the nonbreaching party is entitled, without terminating this Agreement, to specifically enforce the terms hereof against the breaching party. Each party acknowledges that there is not an adequate remedy at law to compensate the other party for not being able to complete the Merger. To this end, each party, to the extent permitted by law, irrevocably waives any defense it might have based on the adequacy of a remedy at law that might be asserted as a bar to specific performance, injunctive relief or other equitable relief.

(b)

If VIB terminates this Agreement pursuant to Section 9.02(e), then, upon termination of this Agreement, and subject to VIB executing a waiver and release of its rights under this Agreement, CCB shall pay VIB $5,000,000 in immediately available funds as agreed-upon liquidated damages and as the sole and exclusive remedy of VIB under this Agreement.

(c)

If VIB terminates this Agreement pursuant to Section 9.02(g) and if a definitive agreement relating to a Control Transaction is executed by CCB or the Bank, or a Control Transaction is completed, in either case within 12 months after the date this Agreement is terminated, then upon completing that Control Transaction or executing a definitive agreement with respect thereto, whichever occurs first, and subject to VIB executing a waiver and release of its rights under this Section 9.03(c), CCB shall pay VIB $9,000,000 in immediately available funds as agreed-upon liquidated damages and as the sole and exclusive remedy of VIB under this Agreement. As used in this Agreement, a “Control Transaction” means the acquisition by purchase, merger, consolidation, sale, assignment, lease, transfer or otherwise, in one transaction or any related series of transactions, of a majority of the voting power of the outstanding securities of CCB or the Bank or all or substantially all of the assets of CCB or the Bank.

(d)

If CCB terminates this Agreement pursuant to Section 9.02(f), then, upon termination of this Agreement, and subject to VIB executing a waiver and release of its rights under this Agreement, CCB shall pay VIB $9,000,000 in immediately available funds as agreed-upon liquidated damages and as the sole and exclusive remedy of VIB under this Agreement.

(e)

If VIB terminates this Agreement pursuant to Section 9.02(i), then, upon termination of this Agreement, and subject to VIB executing a waiver and release of its rights under this Agreement, CCB shall pay VIB $5,000,000 in immediately available funds as agreed-upon liquidated damages and as the sole and exclusive remedy of VIB under this Agreement.

(f)

If this Agreement is terminated by VIB because CCB materially breached any covenant or obligation contained in this Agreement (excluding Section 3.14 and Section 8.08), and that breach entitled VIB to terminate this Agreement under Section 9.02(c), and subject to VIB executing a waiver and release of its rights under this Agreement, CCB shall pay VIB $5,000,000 in immediately available funds as agreed-upon liquidated damages and as the sole and exclusive remedy of VIB under this Agreement.

(g)

If this Agreement is terminated by CCB because VIB materially breached any covenant or obligation contained in this Agreement and that breach entitled CCB to terminate this Agreement under Section 9.02(c), and subject to CCB executing a waiver and release of its rights under this Agreement, VIB shall pay CCB $5,000,000 in immediately available funds as agreed-upon liquidated damages and as the sole and exclusive remedy of CCB under this Agreement.

ARTICLE X.

NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES

Section 10.01 Nonsurvival of Representations and Warranties. The parties agree that none of their respective representations and warranties contained in this Agreement will survive the Closing.

ARTICLE XI.

CONFIDENTIAL INFORMATION

Section 11.01 Definition of Recipient, Disclosing Party, Representative and Person. For purposes of this Article XI, the term “Recipient” means the party receiving the Subject Information (as defined in Section 11.02) and the term “Disclosing Party,” means the party furnishing the Subject Information. The terms “Recipient” or “Disclosing Party”, as used herein, include: (a) all persons and entities related to or affiliated in any way with the Recipient or the Disclosing Party, as the case may be, and (b) any person or entity controlling, controlled by or under common control with the Recipient or the Disclosing Party, as the case may be. The term “Representative” as used herein, includes all directors, officers, shareholders, employees, representatives, advisors, attorneys, accountants and agents of any of the foregoing. The term “person” as used in this Article XI is to be broadly interpreted to include any corporation, company, group, partnership, governmental agency or individual.

Section 11.02 Definition of Subject Information. For purposes of this Article XI, the term “Subject Information” means all information furnished to the Recipient or its Representatives (whether prepared by the Disclosing Party, its Representatives or otherwise and whether or not identified as being nonpublic, confidential or proprietary) by or on behalf of the Disclosing Party or its Representatives (including information previously furnished to the Recipient or its Representatives pursuant to other non-disclosure or confidentiality agreements) relating to or involving the business, operations or affairs of the Disclosing Party or otherwise in possession of the Disclosing Party. The term “Subject Information” does not include information that (a) was already in the Recipient’s possession at the time it was first furnished to Recipient by or on behalf of Disclosing Party, provided that such information is not known by the Recipient to be subject to another confidentiality agreement with or other obligation of secrecy to the Disclosing Party, its Subsidiaries or another party, or (b) becomes generally available to the public other than as a result of a disclosure by the Recipient or its Representatives, or (c) becomes available to the Recipient on a non-confidential basis from a source other than the Disclosing Party, its Representative or otherwise, provided that such source is not known by the Recipient to be bound by a confidentiality agreement with or other obligation of secrecy to the Disclosing Party, its Representative or another party.

Section 11.03 Confidentiality. Each Recipient hereby agrees that the Subject Information is to be used solely for the purpose of reviewing and evaluating the transactions contemplated by this Agreement and the other agreements contemplated hereby, including the Merger Agreement, and that the Subject Information is to be kept confidential by the Recipient and the Recipient’s Representatives; but (a) any of such Subject Information may be disclosed to the Recipient’s Representatives (including the Recipient’s accountants and attorneys) who need to know such information for the purpose of evaluating any such possible transaction between the Disclosing Party and the Recipient (it being understood that such Representatives are to be informed by the Recipient of the confidential nature of such information and that the Recipient will direct and cause such persons to treat such information confidentially); and (b) any disclosure of such Subject Information may be made to which the Disclosing Party consents in writing before any such disclosure by Recipient.

Section 11.04 Securities Law Concerns. Each Recipient hereby acknowledges that the Recipient is aware, and the Recipient will advise the Recipient’s Representatives who are informed as to the matters that are the subject of this Agreement, that the United States securities laws prohibit any person who has received material, non-public information from an issuer of securities from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

Section 11.05 Return of Subject Information. If this Agreement or the Merger Agreement is terminated for any reason, the Recipient will promptly return to the Disclosing Party or destroy, at the option of the Recipient, all material containing or reflecting any of the Subject Information other than information contained in any application, notice or other document filed with any governmental agency and not returned to the Recipient by such governmental agency and other than as may be required by law or a court of competent jurisdiction. In making any such filing, the Recipient will request confidential treatment of such Subject Information included in any application, notice or other document filed with any governmental agency.

Section 11.06 Specific Performance/Injunctive Relief. Each Recipient acknowledges that the Subject Information constitutes valuable, special and unique property of the Disclosing Party critical to its business and that any breach of this Article XI by it will give rise to irreparable injury to the Disclosing Party that is not compensable in damages. Accordingly, each Recipient agrees that the Disclosing Party is entitled to obtain specific performance or injunctive relief against the breach or written threat of breach of Article XI of this Agreement by the Recipient or its Representatives. Each Recipient further agrees to waive, and use its reasonable efforts to cause its Representatives to waive, any requirement for the securing or posting of any bond in connection with such remedies. Such remedies are not the exclusive remedies for a breach of this Article XI, but are in addition to all other remedies available at law or in equity to the Disclosing Party.

ARTICLE XII.

MISCELLANEOUS

Section 12.01 Brokerage Fees and Commissions.

(a)

VIB hereby represents to CCB that except as set forth on Confidential Schedule 12.01(a) no agent, representative or broker has represented VIB, Rabo or any or all of their shareholders in connection with the transactions described in this Agreement or the Merger Agreement. CCB will have no responsibility or liability for any fees, expenses or commissions payable to any agent, representative or broker of VIB or any shareholder of VIB, and VIB hereby agrees to indemnify and hold CCB harmless for any amounts owed to any agent, representative or broker of VIB or any shareholder of VIB.

(b)

CCB hereby represents to VIB that, except for Sandler O’Neill & Partners, L. P. and as set forth on Confidential Schedule 12.01(b), no agent, representative or broker has represented CCB or any or all of its shareholders in connection with the transactions described in this Agreement. Except as set forth on Confidential Schedule 12.01(b), VIB will have no responsibility or liability for any fees, expenses or commissions payable to any agent, representative or broker of CCB or any shareholder of CCB, and CCB will indemnify and hold VIB harmless for any amounts owed to any agent, representative or broker of CCB or any shareholder of CCB.

Section 12.02 Entire Agreement. This Agreement and the other agreements, documents, schedules, exhibits and instruments executed and delivered by the parties to each other at the Closing constitute the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof and supersede any and all prior agreements, whether written or oral, that may exist between the parties with respect thereto. Except as otherwise specifically provided in this Agreement, no condition, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement is binding unless hereafter or contemporaneously herewith made in writing and signed by the party to be bound, and no modification will be effected by the acknowledgment or acceptance of documents containing terms or conditions at variance with or in addition to those set forth in this Agreement.

Section 12.03 Further Cooperation. The parties agree that they will, at any time and from time to time after the Closing, upon request by the other and without further consideration, do, perform, execute, acknowledge and deliver all such further acts, deeds, assignments, assumptions, transfers, conveyances, powers of attorney, certificates and assurances as may be reasonably required in order to fully complete the transactions contemplated hereby in accordance with this Agreement or to carry out and perform any undertaking made by the parties hereunder.

Section 12.04 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, then (a) this Agreement is to be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof; (b) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement; and (c) there will be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.

Section 12.05 Notices. Any and all payments (other than payments at the Closing), notices, requests, instructions and other communications required or permitted to be given under this Agreement after the date of this Agreement by any party hereto to any other party may be delivered personally or by nationally recognized overnight courier service or sent by mail or (except in the case of payments) by telex or facsimile transmission, at the respective addresses or transmission numbers set forth below and is deemed delivered (a) in the case of personal delivery, telex, facsimile transmission or electronic mail, when received; (b) in the case of mail, upon the earlier of actual receipt or 5 business days after deposit in the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (c) in the case of nationally-recognized overnight courier service, 1 business day after delivery to such courier service together with all appropriate fees or charges and instructions for such overnight delivery. The parties may change their respective addresses and transmission numbers by written notice to all other parties, sent as provided in this Section 12.05. All communications must be in writing and addressed as follows:

IF TO CCB:

Central Coast Bancorp
301 Main Street
Salinas, California 93940
Attention: Nick Ventimiglia
Facsimile: (831) 422-0819
Electronic mail: nventimiglia@community-bnk.com

WITH A COPY TO:

Glenn T. Dodd, Esq. or
Joseph G. Mason, Esq.
Dodd*Mason*George LLP
100 Century Center Court, Suite 605
San Jose, California
Telecopy: (408) 452-1487
Electronic mail: gdodd@dmglegal.com or jmason@dmglegal.com

IF TO VIB:

VIB Corp
1498 Main Street
El Centro, California 92243
Attention: R. Daniel Woerner
Facsimile: (760) 337-3229
Electronic mail: Dan.Woerner@Rabobank.com

WITH COPIES TO:

S. Alan Rosen, Esq.
Horgan, Rosen, Beckham & Coren, L.L.P.
23975 Park Sorrento, Suite 200
Calabasas, California 91302-4001
Telecopy: (818) 591-3838
Electronic mail: arosen@horganrosen.com

and

Andrew Druch, Esq.
General Counsel
Rabobank International
New York, New York 10167
Telecopy: (212) 916-7880
Electronic mail:
Andrew.Druch@rabobank.com

Section 12.06 Governing Law. THIS AGREEMENT IS TO BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA (INCLUDING THOSE LAWS RELATING TO CHOICE OF LAW) APPLYING TO CONTRACTS ENTERED INTO AND TO BE PERFORMED WITHIN THE STATE OF CALIFORNIA, WITHOUT REGARD FOR THE PROVISIONS THEREOF REGARDING CHOICE OF LAW.

Section 12.07 Multiple Counterparts. For the convenience of the parties hereto, this Agreement may be executed in multiple counterparts, each of which will be deemed an original, and all counterparts hereof so executed by the parties hereto, whether or not such counterpart will bear the execution of each of the parties hereto, will be deemed to be, and is to be construed as, one and the same Agreement. A telecopy or facsimile transmission of a signed counterpart of this Agreement is sufficient to bind the party or parties whose signature(s) appear thereon.

Section 12.08 Certain Definitions.

(a)

“Affiliate” means, with respect to any person or entity, any person or entity that, directly or indirectly, controls, is controlled by, or is under common control with, such person or entity in question. For the purposes of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) as used with respect to any person or entity, will mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting securities or by contract or otherwise.

(b)

“Bankruptcy Exception” means, in respect of any agreement, contract, commitment or obligation, any limitation thereon imposed by any bankruptcy, insolvency, fraudulent conveyance, reorganization, receivership, moratorium or similar law affecting creditors’ rights and remedies generally and, with respect to the enforceability of any agreement, contract, commitment or obligation, by general principles of equity, including principles of commercial reasonableness, good faith and fair dealing, regardless of whether enforcement is sought in a proceeding at law or in equity.

(c)

“Environmental Laws” mean any or all federal, state and local laws, regulations, statutes, ordinances, codes, rules, decisions, orders or decrees relating or pertaining to the public health and safety or the environment, or otherwise governing the generation, use, handling, collection, treatment, storage, transportation, recovery, recycling, removal, discharge or disposal of Hazardous Materials, including, the Solid Waste Disposal Act, 42 U.S.C. ss. 6901 et seq., as amended, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss. 9601 et seq., as amended, the Federal Water Pollution Control Act (Clean Water Act), 33 U.S.C. ss. 1251 et seq., as amended, the Clean Air Act, 42 U.S.C. ss. 7401 et seq., as amended, the Toxic Substances Control Act, 15 U.S.C. ss. 2601 et seq., as amended, the Emergency Planning and Community Right to Know Act, 42 U.S.C. ss. 116 et seq., as amended, and the Occupational Safety and Health Act, 29 U.S.C. ss. 651 et seq., as amended.

(d)

“Hazardous Material” means, any hazardous wastes, hazardous substances, toxic pollutants, hazardous air pollutants, hazardous chemicals, hazardous substances or extremely hazardous substances as defined under any Environmental Laws, asbestos, polychlorinated biphenyls, any other substance the presence of which on the property in question is prohibited under any Environmental Laws, and any other substance that under any Environmental Laws requires special handling or notification of or reporting to any federal, state or local governmental entity in its generation, use, handling, collection, treatment, storage, re-cycling, treatment, transportation, recovery, removal, discharge or disposal. But “Hazardous Material” does not include any material employed in normal consumer or office uses, such as gasoline, lubricants, printing materials, cleaners, disinfectants, pesticides, building materials, fluorescent lights and ballasts, batteries and refrigerants, as long as those materials are used and stored only in quantities typical of consumer and office uses.

(e)

CCB is deemed to have “Knowledge” of a particular fact or other matter if any individual who is presently serving as a director or executive officer of CCB is actually aware of, or after reasonable inquiry had reason to know of, such fact or other matter.

(f)

VIB is deemed to have “Knowledge” of a particular fact or other matter if any individual who is presently serving as a director or executive officer of VIB is actually aware of, or after reasonable inquiry had reason to know of, such fact or other matter.

(g)

“Material Adverse Effect” means with respect to a party any effect that is material and adverse to the financial position, results of operations or business of the party and its Subsidiaries taken as a whole, or which would materially impair the ability of the party to perform its material obligations under this Agreement or the ability of the party or its banking subsidiary to consummate the transactions contemplated hereby on a timely basis; provided, however that Material Adverse Effect shall not be deemed to include the impact of (i) changes in banking and similar laws of general applicability in the United States or interpretations thereof by governmental authorities, (ii) changes in GAAP or regulatory accounting requirements applicable to banks or bank holding companies generally in the United States, (iii) changes in prevailing interest rates, currency exchange rates or similar economic or monetary conditions affecting banks or bank holding companies generally in the United States, (iv) any modifications or changes to valuation policies and practices in connection with the transactions contemplated hereby or restructuring charges taken in connection with such transactions, in each case in accordance with GAAP, (v) reasonable expenses incurred in connection with the transactions contemplated hereby, (vi) with respect to a party, the effects of any action or omission taken with the prior affirmative written consent of the other party or required to be taken hereunder, and (vii) public disclosure of the execution and delivery of this Agreement by the parties.

(h)

The term “Property” or “Properties” includes all real property currently leased by CCB or the Bank and includes properties that CCB or the Bank has acquired recorded legal title to through foreclosure proceedings as well as the Bank’s premises and all improvements and fixtures thereon.

(i)

“Subsidiary” means, when used with reference to an entity, any corporation, a majority of the outstanding voting securities of which are owned directly or indirectly by such entity or any partnership, joint venture or other enterprise in which any entity has, directly or indirectly, a majority equity interest.

Section 12.09 Attorneys’ Fees and Costs. If attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party is entitled to recover reasonable attorneys’ fees and costs incurred therein.

Section 12.10 Rules of Construction. Each use herein of the masculine, neuter or feminine gender is deemed to include the other genders. Each use herein of the plural includes the singular and vice versa, in each case as the context requires or as it is otherwise appropriate. The word “or” is used in the inclusive sense. All Articles and Sections referred to herein are Articles and Sections, respectively, of this Agreement and all exhibits and schedules referred to herein are exhibits and schedules, respectively, attached to this Agreement. Descriptive headings as to the contents of particular Sections are for convenience only and will not control or affect the meaning, construction or interpretation of any provision of this Agreement. Any and all schedules, exhibits, annexes, statements, reports, certificates or other documents or instruments referred to herein or attached hereto are incorporated herein by reference hereto as though fully set forth herein verbatim.

Section 12.11 Binding Effect; Assignment. All of the terms, covenants, representations, warranties and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties hereto and their respective successors, representatives and permitted assigns. Nothing expressed or referred to herein is intended or is to be construed to give any person other than the parties hereto any legal or equitable right, remedy or claim under or in respect of this Agreement, or any provision herein contained, it being the intent of the parties hereto that this Agreement, the assumption of obligations and statements of responsibilities hereunder, and all other conditions and provisions hereof are for the sole benefit of the parties to this Agreement and for the benefit of no other person, except as expressly provided for herein. Nothing in this Agreement will act to relieve or discharge the obligation or liability of any third party to any party to this Agreement, nor will any provision give any third party any right of subrogation or action over or against any party to this Agreement, except as expressly provided for herein. No party to this Agreement will assign this Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other parties.

Section 12.12 Public Disclosure. Neither VIB nor CCB will make, issue or release any announcement, statement, press release, acknowledgment or other public disclosure of the existence of, or reveal the terms, conditions or the status of, this Agreement or the transactions contemplated hereby without the prior written consent of the other parties to this Agreement; but VIB and CCB are permitted to make any public disclosures or governmental filings as reasonably determined by a party to be necessary to comply with its legal obligations or applicable listing standards and after consultation with the other party and its legal counsel.

Section 12.13 Extension; Waiver. At any time before the Closing Date, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein. Such action is to be evidenced by a signed written notice given in the manner provided in Section 12.05. No party to this Agreement will by any act (except by a written instrument given pursuant to Section 12.05) be deemed to have waived any right or remedy hereunder or to have acquiesced in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising any right, power or privilege hereunder by any party hereto will operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder will preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver of any party of any right or remedy on any one occasion will not be construed as a bar to any right or remedy that such party would otherwise have on any future occasion or to any right or remedy that any other party may have hereunder.

IN WITNESS WHEREOF, VIB and CCB have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

VIB CORP

By:/s/COR BROEKHUYSE
Cor Broekhuyse,
Chairman of the Board

and

By:/s/GUILLERMO BILBAO
Guillermo Bilbao,
Assistant Secretary

CENTRAL COAST BANCORP

By:/s/NICK VENTIMIGLIA
Nick Ventimiglia,
Chairman of the Board
and Chief Executive Officer

and

By:/s/JAYME FIELDS
Jayme Fields,
Secretary

EXHIBIT “A”

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Merger Agreement”), is made as of _________________, 200_, by and among New TF, Inc., a California corporation (“Newco”), and Central Coast Bancorp, a California corporation (“CCB”), and joined in by VIB Corp, a California corporation (“VIB”), with reference to the following:

RECITALS

WHEREAS, CCB and VIB are parties to that certain Agreement and Plan of Reorganization dated as of ____________, 2005 (the “Reorganization Agreement”);

WHEREAS, VIB desires to acquire all of the issued and outstanding shares of voting common stock, no par value, of CCB, which represents all of the issued and outstanding shares of capital stock of CCB (the “CCB Stock”) in exchange for cash;

WHEREAS, VIB, pursuant to the terms of the Reorganization Agreement, desires to effect such acquisition through its wholly-owned direct or indirect subsidiary, Newco, by causing Newco to be merged with and into CCB (the “Merger”) pursuant to the terms and conditions of this Merger Agreement;

WHEREAS, Newco is a corporation duly organized and existing under the laws of the State of California, with authorized capital stock consisting of 1,000 shares of common stock, no par value (“Newco Stock”), of which 1,000 shares are issued and outstanding; and

WHEREAS, the Boards of Directors of CCB and Newco, pursuant to the authority given by and in accordance with the provisions of the California Corporations Code (the “CCC”) have approved this Merger Agreement and have authorized the execution hereof;

NOW, THEREFORE, Newco and CCB, joined by VIB, hereby agree that Newco is to be merged with and into CCB on the following terms and conditions:

AGREEMENT

1. Merger of Newco and CCB. At the Effective Time (as defined in Section 12), Newco will be merged with and into CCB according to Chapter 11 of the CCC. CCB will be the surviving corporation in the Merger (the “Surviving Corporation”) and will continue its corporate existence under the CCC. At the Effective Time, the separate corporate existence of Newco will cease.

2. Effects of the Merger. The Merger will have the effects set forth in Section 1107 of the CCC. The name of the Surviving Corporation will be “Central Coast Bancorp” The existing offices and facilities of CCB immediately preceding the Merger will be the principal offices and facilities of the Surviving Corporation following the Merger.

3. Articles of Incorporation and Bylaws. The Articles of Incorporation and Bylaws of CCB, as in effect immediately before the Effective Time, will be the Articles of Incorporation and Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

4. Directors and Officers. The directors and officers, respectively, of Newco at the Effective Time will become the directors and officers of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Corporation or as otherwise provided by law.

5.Conversion of Securities. At the Effective Time by virtue of the Merger and without any further action on the part of VIB, CCB, Newco, or any holder of CCB Stock:

(a)

Each share of CCB Stock issued and outstanding immediately before the Effective Time (other than shares of CCB Stock that are (A) owned, directly or indirectly, by CCB, VIB or any of their Subsidiaries (except for Trust Account Shares and DPC Shares, as such terms are defined in Section 5(c)) or (B) held by holders of the CCB Stock who perfect their appraisal rights under Chapter 13 of the CCC (herein referred to as “Dissenting Shares”), will be converted into the right to receive $25.00 in cash (the “Per Share Consideration”). The aggregate amount of the Per Share Consideration to be paid to all holders of the CCB Stock is referred to herein as the “Merger Consideration.” All of the shares of CCB Stock converted into the Per Share Consideration will no longer be outstanding and will automatically be canceled and retired and will cease to exist as of the Effective Time, and each certificate (each, a “Certificate”) previously representing any such shares of CCB Stock will thereafter represent the right to receive the Per Share Consideration as set forth in this Section 5(a). Certificates previously representing shares of CCB Stock will be exchanged for the Per Share Consideration upon the surrender of such Certificates according to Section 1.06 of the Reorganization Agreement, without any interest thereon.

(b)

Dissenting Shares will not be converted as described in Section 5(a), but from and after the Effective Time will represent only the right to receive such value as may be determined under Chapter 13 of the CCC.

(c)

All shares of CCB Stock that are owned, directly or indirectly, by CCB or VIB or any of their Subsidiaries (as defined in Section 12.08(i) of the Reorganization Agreement (other than (i) shares of CCB Stock held, directly or indirectly, in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by third parties (collectively, the “Trust Account Shares”) and (ii) shares of CCB Stock held in respect of a debt previously contracted (collectively, the “DPC Shares”) will be canceled and will cease to exist and no other consideration will be delivered in exchange therefore.

(d)	At the Effective Time, the stock transfer books of CCB will be closed, and no transfer of CCB Stock theretofore outstanding will thereafter be made.

(e)

Each share of common stock, no par value, of Newco, issued and outstanding immediately before the Effective Time will be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

6. Shareholder Approval. This Merger Agreement is to be submitted pursuant to Section 5.04 of the Reorganization Agreement to the shareholders of CCB at a meeting called to be held as promptly as practicable and to the sole shareholder of Newco by written consent of its sole shareholder. Upon approval by the requisite vote of the shareholders of CCB and the approval of the sole shareholder of Newco, this Merger Agreement will be made effective as soon as practicable thereafter in the manner provided in Section 12 of this Merger Agreement.

7. Conditions to Consummation of the Merger. Consummation of the Merger as provided herein is conditioned upon the satisfaction of the conditions set forth in the Reorganization Agreement, any or all of which may be waived in accordance with the terms and provisions of the Reorganization Agreement.

8. Termination. This Merger Agreement may be terminated and abandoned at any time before the Effective Time, whether before or after action thereon by the shareholders of CCB, pursuant to the terms of the Reorganization Agreement.

9. Effect of Termination. If this Merger Agreement is terminated, liability by reason of this Merger Agreement or the termination thereof on the part of any of CCB, VIB or the directors, officers, employees, agents or shareholders of either of them is to be determined pursuant to the terms of the Reorganization Agreement.

10. Representations and Warranties of Newco. Newco is a corporation, duly organized, validly existing and in good standing under the laws of the State of California. Newco has all requisite corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and carry out its obligations under this Merger Agreement.

11. Waiver; Amendment. Any of the terms or conditions of this Merger Agreement may be waived at any time, whether before or after action thereon by the shareholders of CCB by the party that is entitled to the benefits thereof. This Merger Agreement may be amended at any time before the Effective Time, whether before or after action thereon by the shareholders of CCB, by VIB and CCB; but no amendment may be made after action by the shareholders of CCB that changes the principal terms of this Merger Agreement without the requisite approval of such shareholders. Any waiver or amendment must be in writing.

12. Effective Time. The Merger shall become effective on the later of (a) 12:01 a.m. (Pacific Time) on __________, 2006 or (b) upon filing this Merger Agreement and the Officers' Certificates required by Section 1103 of the CCC with the California Secretary of State (the "Effective Time").

13. Multiple Counterparts. For the convenience of the parties hereto, this Merger Agreement may be executed in multiple counterparts, each of which will be deemed an original, and all counterparts hereof so executed by the parties hereto, whether or not such counterpart will bear the execution of each of the parties hereto, will be deemed to be, and is to be construed as, one and the same Agreement. A telecopy or facsimile transmission of a signed counterpart of this Merger Agreement is sufficient to bind the party or parties whose signature(s) appear thereon.

Governing Law. THIS MERGER AGREEMENT IS TO BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA (INCLUDING THOSE LAWS RELATING TO CHOICE OF LAW) APPLYING TO CONTRACTS ENTERED INTO AND TO BE PERFORMED WITHIN THE STATE OF CALIFORNIA, WITHOUT REGARD FOR THE PROVISIONS THEREOF REGARDING CHOICE OF LAW.

14. Further Assurances. The parties agree that they will, at any time and from time to time after the Effective Time, upon request by the other and without further consideration, do, perform, execute, acknowledge and deliver all such further acts, deeds, assignments, assumptions, transfers, conveyances, powers of attorney, certificates and assurances as may be reasonably required in order to fully complete the transactions contemplated hereby in accordance with this Merger Agreement or to carry out and perform any undertaking made by the parties hereunder.

15. Severability.  If any provision of this Merger Agreement is held to be illegal, invalid or unenforceable under present or future laws, then: (a) this Merger Agreement is to be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof: (b) the remaining provisions of this Merger Agreement will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable provision or by its severance from this Merger Agreement; and (c) before the Effective Time, there will be added automatically as a part of this Merger Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.

16. Specific Performance. Each of the parties hereto acknowledges that the other parties would be irreparably damaged and would not have an adequate remedy at law for money damages if any of the covenants contained in this Merger Agreement were not performed according to its terms or otherwise were materially breached. Each of the parties agrees that, without the necessity of proving actual damages or posting bond or other security, the other party is entitled to injunctive relief to prevent breach of performance and to specific enforcement of such covenants in addition to any other remedy to which they may be entitled.

17. Rules of Construction. Descriptive headings as to the contents of particular sections are for convenience only and do not control or affect the meaning, construction or interpretation of this Merger Agreement. All articles and sections referred to herein are articles and sections, respectively, of this Merger Agreement. Each use herein of the masculine, neuter or feminine gender is deemed to include the other genders. Each use herein of the plural includes the singular and vice versa, in each case as the context requires or as it is otherwise appropriate. The word “or” is used in the inclusive sense. Any and all documents or instruments referred to herein are incorporated herein by reference hereto as though fully set forth herein verbatim. If there is any conflict between the terms of this Merger Agreement and the terms of the Reorganization Agreement, the terms of the Reorganization Agreement are to control.

18. Binding Effect; Assignment. All of the terms, covenants, representations, warranties and conditions of this Merger Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties hereto and their respective successors, representatives and permitted assigns. Nothing expressed or referred to herein is intended or is to be construed to give any person other than the parties hereto any legal or equitable right, remedy or claim under or in respect of this Merger Agreement, or any provision herein contained, it being the intent of the parties hereto that this Merger Agreement, the assumption of obligations and statements of responsibilities hereunder, and all other conditions and provisions hereof are for the sole benefit of the parties to this Merger Agreement and for the benefit of no other person, except as expressly provided for herein. Nothing in this Merger Agreement will act to relieve or discharge the obligation or liability of any third party to any party to this Merger Agreement, nor will any provision give any third party any right of subrogation or action over or against any party to this Merger Agreement, except as expressly provided for herein. No party to this Merger Agreement will assign this Merger Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other parties. Except as provided for in the preceding sentence, any assignment made or attempted in violation of this Section is void and of no effect.

[Signatures Follow]

IN WITNESS WHEREOF, CCB and Newco have caused this Merger Agreement to be signed in their respective corporate names as of the date and year first above written.

CENTRAL COAST BANCORP

By:
_____________________________________
Nick Ventimiglia,
Chairman of the Board and Chief Executive Officer

By:
_____________________________________
Jayme Fields,
Secretary

NEW TF, INC.

By:
_____________________________________
R. Daniel Woerner,
President and Chief Executive Officer

By:
_____________________________________
Cheryl Walker,
Secretary

VIB hereby joins in the foregoing Merger Agreement, and undertakes that it will be bound thereby and will duly perform all acts and things therein referred to or provided to be done by it.

IN WITNESS WHEREOF, VIB has caused this Merger Agreement to be signed in its corporate name as of the date and year first above written.

VIB CORP

By:
_____________________________________
R. Daniel Woerner,
President and Chief Executive Officer

By:
_____________________________________
Cheryl Walker, Secretary

CERTIFICATE OF APPROVAL OF AGREEMENT AND PLAN OF MERGER

Nick Ventimiglia and Jayme Fields state and certify that:

1. They are the Chairman of the Board and Chief Executive Officer and Secretary, respectively, of CENTRAL COAST BANCORP, a California corporation ("CCB").

2. The Agreement and Plan of Merger in the form attached was duly approved by the Board of Directors of CCB.

3. There are two classes of shares, preferred stock and common stock. There are no shares of the preferred stock issued and outstanding. The total number of outstanding shares of the common stock is _________.

4. The principal terms of the Merger Agreement to which this Certificate is attached were approved by CCB by a vote of the voting shares which equaled or exceeded the vote required. The percentage vote required was more than 50% of the outstanding shares of common stock.

Each of the undersigned declares under the penalty of perjury under the laws of the State of California that he or she signed this Certificate in the official capacity set forth beneath his or her signature, and that the statements set forth in this Certificate are true of his or her own knowledge.

DATED: __________, 200_

_____________________________________
Nick Ventimiglia,
Chairman of the Board and Chief Executive Officer

_____________________________________
Jayme Fields,
Secretary

CERTIFICATE OF APPROVAL OF AGREEMENT AND PLAN OF MERGER

R. DANIEL WOERNER and CHERYL WALKER state and certify that:

1. They are the President and Secretary, respectively, of NEW TF, INC., a California corporation ("Newco").

2. The Agreement and Plan of Merger in the form attached was duly approved by the Board of Directors of Newco.

3. There is only one class of shares, common stock, and the total number of outstanding shares of common stock is 1,000.

4. The principal terms of the Merger Agreement to which this Certificate is attached were approved by Newco by a vote of the voting shares which equaled or exceeded the vote required. The percentage vote required was more than 50% of the outstanding shares of common stock.

Each of the undersigned declares under the penalty of perjury under the laws of the State of California that he or she signed this Certificate in the official capacity set forth beneath his or her signature, and that the statements set forth in this Certificate are true of his or her own knowledge.

DATED: ___________, 200_

_____________________________________
Cor Broekhuyse, Chairman of the Board

_____________________________________
Cheryl Walker, Secretary